Exhibit 10.1



     FIRST AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 2, 2002, among FLOWSERVE CORPORATION, a New York corporation (the "Company"), Flowserve France SAS, a societe par actions simplifiee organized under the laws of France (the "Subsidiary Borrower" ) (each of the Company and the Subsidiary Borrower being referred to individually as a "Borrower" and collectively as the "Borrowers"), the Lenders (as defined in Article I), CREDIT SUISSE FIRST BOSTON, a bank organized under the laws of Switzerland, acting through its New York branch ("CSFB"), as syndication agent (the "Syndication Agent"), and BANK OF AMERICA, N.A., a national banking association ("BofA"), as swingline lender (in such capacity, the "Swingline Lender"), as administrative agent (in such capacity, the "Administrative Agent") and as collateral agent (in such capacity, the "Collateral Agent") for the Lenders.

     Pursuant to that certain Credit Agreement dated as of August 8, 2000, among the Company, the Lenders, CSFB as syndication agent and BofA as swingline lender, administrative agent and collateral agent (as amended through the date hereof, the "Original Credit Agreement"), the lenders party thereto (i) extended credit to the Company in the form of (a) Tranche A Term Loans, in an aggregate principal amount not in excess of $275,000,000, (b) Tranche B Term Loans, in an aggregate principal amount not in excess of $475,000,000, and (c) Revolving Loans at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $300,000,000, (ii) the Swingline Lender extended credit, at any time and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, and (iii) the Issuing Banks agreed to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $200,000,000 (or the Alternative Currency Equivalent thereof), to support payment obligations incurred in the ordinary course of business by the Company and its Subsidiaries. The proceeds of the Term Loans made under the Original Credit Agreement, together with the proceeds of the Subordinated Notes, were used solely to finance the IDP Transactions, to refinance the Original Existing Debt and to pay related fees and expenses.

     Pursuant to the Invensys Purchase Agreement (such term and each other capitalized term used but not defined herein having the meaning given it in
Article I), the Company will acquire from the Invensys Seller (the "Acquisition"), directly or indirectly, 100% of the share capital or other ownership interests of as well as certain assets of certain subsidiaries of the Invensys Seller (such ownership interests and assets being referred to herein as the "Invensys Acquired Business") for $535,000,000 in cash, subject to adjustment as set forth in the Invensys Purchase Agreement, which Acquisition shall be deemed consummated once the Company and its Subsidiaries have received title to share capital, ownership interests and assets the value of which is at least 97% of the aggregate value of all assets to be conveyed to the Company or its Subsidiaries pursuant to the Invensys Purchase Agreement (as certified by a Resposible Officer of the Company as of the First Amended and Restated Credit Agreement Closing Date).

     The Borrowers have requested that the Lenders extend additional credit in the form of (a) Incremental Tranche A Term Loans to the Company and the Subsidiary Borrower on the First Amended and Restated Credit Agreement Closing Date, in an aggregate principal amount of $95,302,079 and (b) Tranche C Term Loans to the Company on the First Amended and Restated Credit Agreement Closing Date, in an aggregate principal amount of $700,000,000. The proceeds of such Incremental Tranche A Term Loans and approximately $230,000,000 of the



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                                                                             2


proceeds of the Tranche C Term Loans are to be used together with the proceeds of the Spring 2002 Equity Issuance, solely to finance the Acquisition and to pay related fees and expenses. The remaining proceeds of the Tranche C Term Loans in the approximate amount of $470,000,000 are to be used solely to repay in full the Original Tranche B Term Loans outstanding on the First Amended and Restated Credit Agreement Effective Date. The proceeds of the Revolving Loans and Swingline Loans shall continue to be used solely for general corporate purposes.

     The Lenders are willing to extend such additional credit to the Borrowers and to amend and restate in their entirety the terms and conditions of the Original Credit Agreement on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                  ARTICLE I

                                  Definitions

     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

     "ABN" shall mean ABN Amro Bank N.V. and any successor thereto.

     "ABN Standby Credit" shall mean bank guarantees, surety and performance bonds, letters of credit and similar financial accommodations issued by ABN or any Affiliate thereof for the account of the Company or any Subsidiary solely to support contractual obligations of the Company and its Subsidiaries incurred in the ordinary course of business of the Company and its Subsidiaries.

     "ABN Standby Credit Exposure" shall mean, at any time, the sum of (a) the aggregate principal amount available to be drawn under all ABN Standby Credits at such time and (b) the aggregate principal amount of all disbursements or payments made by ABN or any of its Affiliates under any ABN Standby Credit and not reimbursed by the Company or its Subsidiaries at such time. For purposes of determining the ABN Standby Credit Exposure at any time, any amount included therein that is denominated in a currency other than dollars shall be converted to dollars at the applicable Exchange Rate in effect at such time.

     "ABR," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     "Acquisition" shall have the meaning assigned to such term in the preamble to this Agreement.

     "Adjusted LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

     "Administrative Agent Fees" shall have the meaning assigned to such term in Section 2.05(b).

     "Administrative Agent's Fee Letter" shall mean the Administrative Agent's Fee Letter dated April 15, 2002, between the Company and BofA.

     "Administrative Questionnaire" shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

     "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified, provided that for purposes of Section 6.07, the term "Affiliate" shall also include any person that directly or indirectly owns more than 5% of any class of capital stock or other equity interests of the person specified or that is an officer or director of the person specified.

     "Agents" shall mean the Administrative Agent, the Collateral Agent and the Syndication Agent.

     "Aggregate Revolving Credit Exposure" shall mean the aggregate amount of the Lenders' Revolving Credit Exposures.

     "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause
(b) of the preceding sentence, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The term "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. The term "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Alternative Currency" shall mean, (a) with respect to any Letter of Credit, Sterling, euro and any other freely transferable currency (other than dollars) in which such Letter of Credit shall be denominated, as requested by the Company and agreed to by the applicable Issuing Bank, with prior written notice to the Administrative Agent or (b) with respect to any Incremental Tranche A Term Loan, Sterling or euro.

     "Alternative Currency Equivalent" shall mean, on any date of determination, with respect to an amount in dollars, the equivalent thereof in the relevant Alternative Currency of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such Alternative Currency then in effect pursuant to Section 1.04.

     "Alternative Currency Letter of Credit" shall mean any Letter of Credit denominated in an Alternative Currency.

     "Applicable Percentage" shall mean, for any day, with respect to any (a) Tranche A Term Loan or Revolving Loan, the applicable percentage set forth below under the caption "Euro Rate Spread--Tranche A Term Loans and Revolving Loans" or "ABR Spread--Tranche A Term Loans in dollars and Revolving Loans," as the case may be, based upon the Leverage Ratio as of the relevant date of determination (provided that in the case of Swingline Loans, the applicable percentage shall be as set forth below under the caption "ABR Spread--Tranche A Term Loans in dollars and Revolving Loans") and (b) Tranche C Term Loan, the applicable percentage set forth below under the caption "Eurocurrency Spread--Tranche C Term Loans" or "ABR Spread--Tranche C Term Loans," as the case may be, based upon the Company's Debt Ratings described below as of the relevant date of determination:




Leverage Ratio         Euro Rate Spread-         ABR Spread
                      Tranche A Term Loans     Tranche A Term
                      and Revolving Loans     Loans in Dollars
                                             and Revolving Loans


  Category 1                 2.75%                  1.75%
Greater than or
equal to 4.00 to
1.00


  Category 2                 2.50%                  1.50%
Greater than or
equal to 3.50 to
1.00 but less than
4.00 to 1.00

  Category 3                 2.25%                  1.25%
Greater than or
equal to 3.00 to
1.00 but less than
3.50 to 1.00


  Category 4                 1.75%                  0.75%
Greater than or
equal to 2.50 to
1.00 but less than
3.00 to 1.00

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                                                                             5


  Category 5                 1.50%                  0.50%
Less than 2.50 to
1.00



    Debt Rating           Eurocurrency          ABR Spread--
                       Spread--Tranche C       Tranche C Term
                           Term Loans               Loans


  Category 1                 3.00%                  2.00%
Lower than BB-
from S&P or Ba3
from Moody's


  Category 2                 2.75%                  1.75%
BB- or higher from
S&P and Ba3 or
higher from
Moody's


     Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Tranche A Term Loans Revolving Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, indicating such change until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, until the Company shall have delivered the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, for the period ended June 30, 2002, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage; provided, however, that (a) at any time during which the Company has failed to deliver the financial statements and certificates required by Section 5.04(a) or (b) and Section 5.04(c), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage. Each change in the Applicable Percentage resulting from a change in the Debt Ratings shall be effective with respect to all Tranche C Term Loans outstanding on and after such rating change is publicly announced. If the Debt Rating established by S&P or Moody's is unavailable for any reason on any day then the Debt Rating shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage.

     "Asset Sale" shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise), other than an Asset Swap, by the Company or any of the

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                                                                             6

Subsidiaries to any person other than the Company or any Subsidiary Guarantor of (a) any capital stock or other equity interests of any of the Subsidiaries (other than directors' qualifying shares) or (b) any other assets of the Company or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) the sale of Program Receivables pursuant to the Receivables Program, (iii) dispositions between or among Subsidiaries that are not Loan Parties, (iv) dispositions from Loan Parties to Subsidiaries that are not Loan Parties of assets having an aggregate value not in excess of $25,000,000 (from and after the Original Closing Date) and (v) sales, transfers or other dispositions (in addition to those described in clauses (i) through (iv) above) in any fiscal year of the Company of assets having an aggregate value not in excess of $5,000,000). Notwithstanding the foregoing, the non-recourse factoring of accounts receivable by Foreign Subsidiaries permitted by Section 6.05(b) shall not be deemed an Asset Sale for purposes of Section 2.13(b).

     "Asset Swap" shall mean any transfer of assets of the Company or any Subsidiary to any person other than the Company or any Affiliate of the Company in exchange for assets of such person if such exchange would qualify, whether in part or in full, as a like-kind exchange pursuant to Section 1031 of the Code. Nothing in this definition shall require the Company or any Subsidiary to elect that Section 1031 of the Code be applicable to any Asset Swap.

     "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

     "Board" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

     "Borrowing" shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of a Euro Rate Borrowing, as to which a single Interest Period is in effect or (b) a Swingline Loan.

     "Borrowing Request" shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

     "Business Day" shall mean any day other than a Saturday, Sunday or day on which banks in New York City or Los Angeles are authorized or required by law to close; provided, however, that when used in connection with a Euro Rate Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the applicable interbank market.

     "Calculation Date" shall mean (a) the last Business Day of each month, if any Alternative Currency Letter of Credit is outstanding on such day, and (b) the Business Day preceding the date of issuance, extension, renewal or amendment of any Alternative Currency Letter of Credit.

     "Capital Expenditures" shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Company and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Company and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation; provided, however, that (i) amounts reinvested as contemplated in the proviso to clause (a) in the definition of Net Cash Proceeds and (ii) the acquisition of assets pursuant to any Permitted Acquisition, shall not be deemed Capital Expenditures.

     "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "Captive Insurance Company" is defined in Section 6.08.

     "Casualty" shall have the meaning assigned to such term in the Mortgages.

     "Casualty Proceeds" shall have the meaning assigned to such term in the Mortgages.

     "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company; (b) a majority of the seats (other than vacant seats) on the board of directors of the Company shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Company, nor (ii) appointed by directors so nominated; or (c) any change in control (or similar event, however denominated) with respect to the Company or any Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Company or any Subsidiary is a party.

     "Change in Law" shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender's or Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     "Class," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Original Tranche A Term Loans, Incremental Tranche A Term Loans, Tranche C Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Tranche A Commitment, Tranche C Commitment or Swingline Commitment.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" shall mean all the "Collateral" as defined in any Security Document and shall also include the Mortgaged Properties.

     "Commitment" shall mean, with respect to any Lender, such Lender's Revolving Credit Commitment, Term Loan Commitment and/or Swingline Commitment.

     "Commitment Fee" shall have the meaning assigned to such term in Section 2.05(a).

     "Condemnation" shall have the meaning assigned to such term in the Mortgages.

     "Condemnation Proceeds" shall have the meaning assigned to such term in the Mortgages.

     "Confidential Information Memorandum" shall mean the Confidential Information Memorandum of the Company dated April 2002.

     "Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period,
(iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses or extraordinary non-cash charges for such period, (v) the amount of premium payments made by Company or its Subsidiaries associated with the repurchase or prepayment of the Subordinated Notes from the proceeds of the Fall 2001 Equity Issuance and the amount of such premium payments associated with any further repurchase or repayment of the Subordinated Notes to the extent such repurchase or prepayment is permitted hereunder, (vi) integration and restructuring charges in connection with the IDP Transactions and taken with respect to periods ended on or prior to December 31, 2001, and (vii) integration and restructuring charges in connection with the Acquisition and taken with respect to periods ended on or prior to June 30, 2004, in an aggregate amount not to exceed $40,000,000 and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP; provided that in the case of the Company, Consolidated EBITDA shall be determined with reference to Schedule 1.01(d).

     "Consolidated Fixed Charges" shall mean, for any period, the sum of (a) Consolidated Interest Expense for such period, (b) the aggregate amount of scheduled principal payments (whether or not made) during such period in respect of long term Indebtedness of the Company and the Subsidiaries (other than payments made by the Company or any Subsidiary to the Company or a Subsidiary), (c) Capital Expenditures for such period, (d) the aggregate amount of Taxes paid in cash by the Company and the Subsidiaries during such period and (e) the aggregate amount of Restricted Payments made in cash by the Company and the Subsidiaries during such period in accordance with Section 6.06(a) (other than Section 6.06(a)(i)).

     "Consolidated Interest Expense" shall mean, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) all interest, premium payments (other than premium payments associated with the repurchase or prepayment of the Subordinated Notes from proceeds of the Fall 2001 Equity Issuance), fees, charges and related expenses payable by the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and payable in cash, (b) the portion of rent payable by the Company and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and payable in cash and (c) all fees, discounts, premiums, expenses or similar amounts incurred by the Company or any of its Subsidiaries in connection with the Receivables Program for such period, including purchase discounts (net of any loss reserves), purchase premiums, operating expense fees, structuring fees, collection agent fees, unutilized purchase limit fees and other similar fees and expenses.

     "Consolidated Net Income" shall mean, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or regulation applicable to such Subsidiary and (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any Subsidiary or the date that such person's assets are acquired by the Company or any Subsidiary.

     "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "Controlling" and "Controlled" shall have meanings correlative thereto.

     "Credit Event" shall have the meaning assigned to such term in Section
4.01.

     "Current Assets" shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Company and the Subsidiaries.

     "Current Liabilities" shall mean, at any time, the consolidated current liabilities of the Company and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and
(b) outstanding Revolving Loans and Swingline Loans.

     "Debt Ratings" shall mean the credit rating of the Loans by S&P and Moody's.

     "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

     "Defeased IRBs" shall mean the industrial revenue bonds due January 15, 2015 and issued by The City of Albuquerque, New Mexico in the aggregate principal amount of $15,000,000.

     "Designated Properties" shall have the meaning assigned to such term in
Section 3.20(c).

     "dollars" or "$" shall mean lawful money of the United States of America.

     "Dollar Equivalent" shall mean, with respect to an amount of any Alternative Currency on any date, the equivalent in dollars of such amount, determined by the Administrative Agent pursuant to Section 1.04 using the applicable Exchange Rate with respect to such currency at the time in effect.

     "Dollar Subordinated Note Indenture" shall mean the indenture dated as of August 8, 2000, between the Company, the Guarantors identified therein and The Bank of New York, as trustee, as in effect on the First Amended and Restated Credit Agreement Closing Date and as thereafter amended from time to time in accordance with the requirements thereof and of this Agreement, pursuant to which the Dollar Subordinated Notes are issued.

     "Dollar Subordinated Notes" shall mean the Company's 12-1/4% Senior Subordinated Notes due 2010, in an initial aggregate principal amount of $290,000,000 and an aggregate outstanding principal amount as of the date hereof of $188,500,000, issued pursuant to the Dollar Subordinated Note Indenture and any notes issued by the Company in exchange for the Dollar Subordinated Notes, as contemplated by the Dollar Subordinated Note Indenture, with substantially identical terms as the Dollar Subordinated Notes.

         "Domestic Subsidiaries" shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

     "EMU Legislation" shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the euro in one or more member states.

     "Environmental Laws" shall mean all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety as related to Hazardous Materials or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

     "Environmental Liability" shall mean liabilities, obligations, claims, actions, suits, judgments or orders under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including fees and expenses of attorneys and consultants) or costs, including those arising from or relating to: (a) any action to address the on- or off-site presence, Release of, or exposure to, Hazardous Materials; (b) permitting and licensing, administrative oversight, insurance premiums and financial assurance requirements; (c) any personal injury (including death), property damage (real or personal) or natural resource damage; and (d) the compliance or non-compliance with any Environmental Law.

     "Equity Issuance" shall mean any issuance or sale by the Company or any of its Subsidiaries of any capital stock or other equity interests of the Company or any Subsidiary, as applicable, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such capital stock or equity interests or such convertible or exchangeable obligations, except in each case for (a) any issuance or sale to the Company or any Subsidiary, (b) any issuance of directors' qualifying shares and (c) sales or issuances of common stock of the Company to management or employees of the Company or any Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

     "ERISA Event" shall mean (a) any "reportable event," as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any Plan or the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Multiemployer Plan; (e) the receipt by the Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Company or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA;
(h) the occurrence of a "prohibited transaction" (within the meaning of Section 4975 of the Code) with respect to which the Company or any such Subsidiary incurs liability; (i) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of the Company; or (j) any Foreign Benefit Event.

     "EURIBOR," when used in reference to any Incremental Tranche A Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing (which Loans shall be denominated in euros), are bearing interest at a rate determined by reference to the EURIBOR Rate.

     "EURIBOR Rate" means, for any Interest Period for each EURIBOR Borrowing comprising part of the same Borrowing, an interest rate per annum equal to (a) the offered quotation which appears on the page of the Telerate Screen which displays an average rate of the British Bankers' Association for the euro for such period at or about 10:00 A.M. (London time) two Business Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the British Bankers' Association as the Administrative Agent, after consultation with the Agents and the Company, shall reasonably select; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "EURIBOR Rate" shall be the interest rate per annum determined by the Administrative Agent to be the rate per annum at which deposits in euros are offered for such relevant Interest Period to major banks in the European interbank market by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

     "euro" shall mean the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

     "Eurocurrency," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing (which Loans shall be denominated in dollars or Sterling), are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

     "Euro Rate," when used in reference to any Loan or Borrowing, means a Eurocurrency Loan or Borrowing or a EURIBOR Loan or Borrowing, as the context may require.

     "Euro Subordinated Note Indenture" shall mean the indenture dated as of August 8, 2000, between FFBV, the Company and the other Guarantors identified therein and The Bank of New York, as trustee, as in effect on the First Amended and Restated Credit Agreement Closing Date and as thereafter amended from time to time in accordance with the requirements thereof and of this Agreement, pursuant to which the Euro Subordinated Notes are issued.

     "Euro Subordinated Notes" shall mean FFBV's 12-1/4% Senior Subordinated Notes due 2010, in an initial aggregate principal amount of euro 100,000,000 and an aggregate outstanding principal amount as of the date hereof of
(euro)65,000,000, issued pursuant to the Euro Subordinated Note Indenture and any notes issued by FFBV in exchange for the Euro Subordinated Notes, as contemplated by the Euro Subordinated Note Indenture, with substantially identical terms as the Euro Subordinated Notes.

     "Event of Default" shall have the meaning assigned to such term in
Article VII.

     "Excess Cash Flow" shall mean, for any fiscal year of the Company, (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of the Company and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), other than any such reduction attributable solely to the establishment during such fiscal year of the Receivables Program, less (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Company and the Subsidiaries with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year, (iii) Capital Expenditures made in cash in accordance with Section 6.10 during such fiscal year, except to the extent financed with the proceeds of Indebtedness, Equity Issuances, Casualty Proceeds, Condemnation Proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13 and other than repurchases or prepayments of the Subordinated Notes out of proceeds of the Fall 2001 Equity Issuance) made by the Company and the Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) for the fiscal year ending December 31, 2001, cash restructuring expenses and cash integration expenses, to the extent added to Consolidated Net Income in determining Consolidated EBITDA for such year, (vi) for the fiscal year ending December 31, 2001, capitalized cash restructuring expenses and cash integration expenses in an amount not to exceed $15,000,000, (vii) for the fiscal years ending December 31, 2002, December 31, 2003 and December 31, 2004, cash restructuring expenses and cash integration expenses, to the extent added to Consolidated Net Income in determining Consolidated EBITDA for such year, (viii) for the fiscal year ending December 31, 2002, capitalized cash restructuring expenses and cash integration expenses in an amount not to exceed $10,000,000 (ix) for any period set forth on Schedule 1.01(d), the amount of synergies and cost savings for such period added to Consolidated Net Income in determining Consolidated EBITDA for such period, (x) the amount of extraordinary cash losses for such period to the extent added to Consolidated Net Income in determining Consolidated EBITDA for such year and (xi) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year); provided that to the extent otherwise included therein, the gains and losses attributable to Asset Sales shall be excluded from the calculation of Excess Cash Flow.

     "Exchange Rate" shall mean, on any day with respect to Alternative Currency, the rate at which such Alternative Currency may be exchanged into dollars (or, for purposes of the definition of "Alternative Currency Equivalent" and Section 2.02(f) or any other provision of this Agreement requiring or permitting the conversion of an Alternative Currency to dollars, the rate at which dollars may be exchanged into an Alternative Currency), as set forth at approximately 11:00 a.m., London time, on such date on the Reuters World Currency Page for such Alternative Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the primary market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of dollars (or such Alternative Currency, as the case may be) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

     "Excluded Taxes" shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed (or measured) on the basis of the net income of such recipient by the United States of America or France, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or France or any similar tax imposed by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 2.20(a); provided, however, that (i) the term "Excluded Taxes" shall not include any withholding taxes with respect to amounts payable by or on account of any obligation of the Subsidiary Borrower hereunder to or on account of any person that is a Lender making Incremental Tranche A Term Loans on the First Amended and Restated Credit Agreement Closing Date, and that (ii) the term "Excluded Taxes" shall, with respect to amounts payable by or on account of any obligation of the Subsidiary Borrower hereunder to or on account of any assignee of a Lender (or participating bank or other entity that would be a Lender) described in clause (i) above (or subsequent assignees or participants thereof), include withholding taxes only to the extent such withholding taxes exceed the withholding taxes described in clause (i) above.

     "Existing Letter of Credit" shall mean each Letter of Credit previously issued for the account of the Company or a Subsidiary under the Original Credit Agreement that is outstanding on the First Amended and Restated Credit Agreement Closing Date. Existing Letters of Credit shall be Financial Letters of Credit, Performance Letters of Credit or Trade Letters of Credit

     "Fall 2001 Equity Issuance" means the public offering of the Company's common stock made by the Company on November 21, 2001 resulting in gross cash proceeds of $154,890,850.

     "Fee Letter" shall mean the Fee Letter dated March 21, 2002 among the Company, Credit Suisse First Boston, Cayman Islands Branch, Merrill Lynch Pierce Fenner & Smith Incorporated, Merrill Lynch Capital Corporation, BofA, Banc of America Securities LLC, Banc of America Bridge, LLC, Bear Stearns & Co., Inc. and Bear Stearns Corporate Lending Inc.

     "Fees" shall mean the Commitment Fees, the Administrative Agent's Fees, the L/C Participation Fees and the Issuing Bank Fees.

     "FFBV" shall mean Flowserve Finance B.V., a Netherlands corporation (besloten vennootschap) and a wholly owned subsidiary of the Company.

     "Fifth Third" shall mean Fifth Third Bancorp, an Ohio corporation, its subsidiaries and any successor thereto.

     "Fifth Third Letter of Credit" shall mean each letter of credit previously issued for the account of the Company or a Subsidiary that (a) is outstanding on the First Amended and Restated Credit Agreement Closing Date and (b) is listed on Schedule 1.01(f).

     "Fifth Third Letter of Credit Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Fifth Third Letters of Credit at such time and (b) the aggregate principal amount of all disbursements or payments made by Fifth Third or any of its Affiliates in respect of Fifth Third Letters of Credit that have not yet been reimbursed by the Company or its Subsidiaries at such time. For purposes of determining the Fifth Third Letter of Credit Exposure at any time, any amount included therein that is denominated in a currency other than dollars shall be converted to dollars at the applicable Exchange Rate in effect at such time.

     "Financial Letter of Credit" shall mean each letter of credit issued (or deemed issued) pursuant to Section 2.23 under which an Issuing Bank agrees to make payments for the account of the Company or any Subsidiary in respect of Indebtedness incurred or proposed to be incurred by the Company or such Subsidiary. Any Letter of Credit that is neither a Performance Letter of Credit nor a Trade Letter of Credit shall be deemed to be a Financial Letter of Credit.

     "Financial Officer" of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

     "Finsub" shall mean a bankruptcy-remote, wholly owned subsidiary of the Company, organized solely for the purpose of engaging in the Receivables Program.

     "First Amended and Restated Credit Agreement Closing Date" shall mean the date on or before July 31, 2002 on which the Incremental Tranche A Term Loans and the Tranche C Term Loans are made.

     "First Amended and Restated Guarantee Agreement" shall mean the First Amended and Restated Guarantee Agreement, substantially in the form of the Guarantee Agreement executed on the Original Closing Date, altered so as to guarantee the Company's obligations under this Agreement and as otherwise reasonably acceptable to Agents, made by the Guarantors in favor of the Collateral Agent for the benefit of the Secured Parties.

     "First Amended and Restated Indemnity, Subrogation and Contribution Agreement" shall mean the Indemnity, Subrogation and Contribution Agreement among the Borrowers, the Guarantors and the Collateral Agent substantially in the form of the Indemnity, Subrogation and Contribution Agreement executed on the Original Closing Date, altered so as to reflect this Agreement and as otherwise reasonably acceptable to Agents.

     "First Amended and Restated Pledge Agreement" shall mean the First Amended and Restated Pledge Agreement between the Company, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties substantially in the form executed on the Original Closing Date altered so as to secure the Company's obligations under this Agreement and the applicable Subsidiaries' obligations under the First Amended and Restated Guarantee Agreement and as otherwise reasonably acceptable to Agents.

     "First Amended and Restated Security Agreement" shall mean the Security Agreement among the Company, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties substantially in the form executed on the Original Closing Date altered so as to secure the Company's obligations under this Agreement and the applicable Subsidiaries' obligations under the First Amended and Restated Guarantee Agreement and as otherwise reasonably acceptable to Agents.

     "First Amended and Restated Security Documents" shall mean the Mortgages, the First Amended and Restated Security Agreement, the First Amended and Restated Pledge Agreement, the First Amended and Restated U.K. Debenture and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

     "First Amended and Restated U.K. Debenture" shall mean the Debenture between Flowserve International Limited, a Foreign Subsidiary of the Company organized under the laws of the United Kingdom, and Bank of America, N.A., as Collateral Agent, altered so as to secure such Subsidiary's obligations under the First Amended and Restated Guarantee Agreement and as otherwise reasonably acceptable to Agents.

     "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of
(a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

     "Foreign Benefit Event" shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan and (d) the incurrence of any liability in excess of $5,000,000 (or the Dollar Equivalent thereof in another currency) by the Company or any of its Subsidiaries under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law that results in the incurrence of any liability by the Company or any of its Subsidiaries, or the imposition on the Company or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $5,000,000 (or the Dollar Equivalent thereof in another currency).

     "Foreign Lender" shall mean any Lender that is organized in or under the laws of a jurisdiction other than, (a) with respect to the Company, the United States of America, any State thereof or the District of Columbia, and (b) with respect to the Subsidiary Borrower, France or any political subdivision thereof. For purposes of this definition, (x) the United States of America, any State thereof and the District of Columbia and (y) France and any political subdivision thereof shall, respectively, be deemed to constitute a single jurisdiction.

     "Foreign Pension Plan" shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

     "Foreign Subsidiary" shall mean any Subsidiary that is not a Domestic Subsidiary.

     "GAAP" shall mean United States generally accepted accounting principles applied on a consistent basis.

     "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     "Granting Lender" shall have the meaning assigned to such term in Section 9.04(i).

     "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

     "Guarantors" shall mean each person listed on Schedule 1.01(a) and each other person that becomes party to the First Amended and Restated Guarantee Agreement as a Guarantor, and the permitted successors and assigns of each such person.

     "Hazardous Materials" shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances, in each case regulated by any Environmental Law, and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

     "Hedging Agreement" shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

     "IDP" shall mean Ingersoll-Dresser Pump Company, a Delaware general partnership.

     "IDP Purchase Agreement" shall mean the Purchase Agreement dated as of February 9, 2000, as amended by Amendment No. 1 dated as of July 14, 2000 among the Company, Flowserve RED Corporation, IDP Acquisition, LLC and Ingersoll Rand Company.

     "IDP Transactions" shall mean the acquisition of the partnership interests in IDP pursuant to the IDP Purchase Agreement on or about August 8, 2000.

     "Inactive Subsidiary" shall mean each Subsidiary that (i) has not conducted any business during the twelve-month period preceding the date of determination and (ii) has less than $50,000 in assets. The Inactive Subsidiaries on the First Amended and Restated Credit Agreement Closing Date are listed on Schedule 1.01(c).

     "Incremental Tranche A Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Incremental Tranche A Term Loans to the Company and the Subsidiary Borrower hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Incremental Tranche A Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of the aggregate Incremental Tranche A Commitments is $95,302,079.

     "Incremental Tranche A Term Borrowing" shall mean a Borrowing comprised of Incremental Tranche A Term Loans.

     "Incremental Tranche A Term Loans" shall mean the term loans made by the Lenders to the Company or the Subsidiary Borrower pursuant to clause (a) of
Section 2.01.

     "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid,
(d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person,
(e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of third parties, (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of letters of credit and (j) all obligations of such person in respect of bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner. In addition, for purposes of this Agreement, the Indebtedness of Finsub shall also include all consideration provided to Finsub by the purchaser of Program Receivables less any amounts collected with respect to such Program Receivables. Notwithstanding the foregoing, so long as the Defeased IRBs are owned by the Company or a wholly owned subsidiary, neither the Defeased IRBs nor any Guarantee thereof shall constitute Indebtedness hereunder.

     "Indemnified Taxes" shall mean Taxes other than Excluded Taxes.

     "Interest Coverage Ratio" shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

     "Interest Payment Date" shall mean, (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December, (b) with respect to any Euro Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Euro Rate Borrowing with an Interest Period of more than three months' duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months' duration been applicable to such Borrowing, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid pursuant to Section 2.04(a).

     "Interest Period" shall mean, with respect to any Euro Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or, if each Lender participating in such Borrowing confirms to the Administrative Agent that Interest Periods of such duration are acceptable to such Lender, two weeks, 9 months or 12 months) thereafter, as the applicable Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

     "Invatec" shall mean Innovative Valve Technologies, Inc., a Delaware corporation.

     "Invensys Acquired Business" is defined in the Recitals.

     "Invensys Purchase Agreement" shall mean the Purchase Agreement dated as of March 20, 2002, among the Company and the Invensys Seller, as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.

     "Invensys Seller" shall mean Invensys plc, a corporation organized under the laws of England and Wales.

     "Investment Grade Ratings" shall mean that the credit rating of the Company's senior unsecured, non-credit-enhanced long-term debt (the "Senior Unsecured Debt") is (a) BBB- or higher, as determined by S&P, and (b) Baa3 or higher, as determined by Moody's. The Company shall be deemed to have obtained Investment Grade Ratings if it shall deliver to the Agents letters from S&P and Moody's to the effect that the Senior Unsecured Debt would be so rated assuming that the Secured Parties had released their liens in the Collateral.

     "Issuing Bank" shall mean, as the context may require, (a) BofA, (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit, or (c) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or 2.23(k), with respect to Letters of Credit issued by such Lender.

     "Issuing Bank Fees" shall have the meaning assigned to such term in
Section 2.05(c).

     "L/C Commitment" shall mean, with respect to any Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.23.

     "L/C Disbursement" shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

     "L/C Exposure" shall mean, at any time, the sum of (a) the Trade L/C Exposure and (b) the Standby L/C Exposure at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

     "L/C Participation Fees" shall have the meaning assigned to such term in
Section 2.05(c).

     "Lenders" shall mean (a) the financial institutions listed on Schedule
2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender.

     "Letter of Credit" shall mean any letter of credit issued pursuant to
Section 2.23 and any Existing Letter of Credit.

     "Leverage Ratio" shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date; provided, however, if at any time the Leverage Ratio is being determined, the Company or any Subsidiary shall have completed a Permitted Acquisition or an Asset Sale since the beginning of the relevant four fiscal quarter period, the Leverage Ratio shall be computed on a pro forma basis (in accordance with the last sentence of Section 6.04(g)) as if such Permitted Acquisition or Asset Sale and any related incurrence of Indebtedness, had occurred at the beginning of such period.

     "LIBO Rate" shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "LIBO Rate" shall be the interest rate per annum determined by the Administrative Agent to be the rate per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

     "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loan Documents" shall mean this Agreement, the Letters of Credit, the First Amended and Restated Guarantee Agreement, the First Amended and Restated Security Documents and the First Amended and Restated Indemnity, Subrogation and Contribution Agreement.

     "Loan Parties" shall mean the Borrowers and the Guarantors.

     "Loans" shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

     "Margin Stock" shall have the meaning assigned to such term in Regulation
U.

     "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) material impairment of the ability of the Company or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

     "Material Indebtedness" shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

     "Moody's" shall mean Moody's Investors Service, Inc. or any successor thereto.

     "Mortgaged Properties" shall mean the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(b).

     "Mortgages" shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.02(j), as amended pursuant to mortgage modifications delivered pursuant to the Second Amendment as a condition to the effectiveness to this Agreement, or pursuant to Section 6D of the Second Amendment or pursuant to Section 5.09 in such case, substantially in the form executed on the Original Closing Date altered so as to secure the Company's obligations under this Agreement or the applicable Guarantor's obligations under the First Amended and Restated Guarantee Agreement and as otherwise acceptable to Agents.

     "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

     "Net Cash Proceeds" shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including broker's fees or commissions, legal fees, transfer and similar taxes and the Company's good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that if (x) the Company shall deliver a certificate of a Financial Officer to the Administrative Agent at or prior to the time of receipt thereof setting forth the Company's intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Company and its Subsidiaries within 270 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used or contractually committed to be used at the end of such 270-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or disposition of Indebtedness or any Equity Issuance or the initial sale of Program Receivables pursuant to the Receivables Program (or any subsequent increase thereto permitted hereunder), the cash proceeds thereof, net of all taxes and fees, commissions, costs and other expenses incurred in connection therewith. Any "boot" or other non-like-kind assets received in connection with an Asset Swap shall, to the extent received in cash or at the time converted into cash, be considered cash proceeds from the sale of an asset.

     "New Subordinated Debt" means Indebtedness having the following characteristics: (i) the obligors shall be the Company and/or one or more of the Guarantors only, (ii) such Indebtedness shall be unsecured, (iii) such Indebtedness shall be subordinated in right of payment to the Obligations in a manner reasonably acceptable to Agents, (iii) such Indebtedness shall not have any scheduled payment of principal, scheduled prepayment, scheduled mandatory redemption or sinking fund payment prior to December 31, 2009, (iv) the Net Cash Proceeds of such Indebtedness shall be applied as required by Section 2.13(e), (v) such Indebtedness shall not contain any provision prohibiting the creation or assumption of any Lien on any of the properties or assets of Company or its Subsidiaries, whether then owned or thereafter acquired, to secure payment of the Obligations or any agreement renewing, refinancing or extending the Obligations or this Agreement, (vi) the Company shall be in compliance with Sections 6.11, 6.12 and 6.13 on a pro forma basis after giving effect to the incurrence of such Indebtedness, and (vii) other terms and conditions shall be no less favorable to the Company or its Subsidiaries or the Lenders in any material respect than the terms and conditions applicable to the Subordinated Notes.

     "Obligation Currency" shall have the meaning assigned to such term in
Section 9.16.

     "Obligations" shall mean all obligations defined as "Obligations" in the First Amended and Restated Guarantee Agreement and the First Amended and Restated Security Documents.

     "Original Closing Date" means August 8, 2000.

     "Original Existing Debt" shall mean all principal, premium, if any, interest, fees and other amounts outstanding under (a) the Credit Agreement dated as of October 7, 1999, as amended, among the Borrower, the Lenders party thereto, BofA, as administrative agent, Bank One, Texas, NA, as syndication agent, and ABN Amro Bank N.V., as documentation agent, (b) the 7.14% Series A Senior Notes due November 15, 2006 and (c) the 7.17% Series B Senior Notes due March 31, 2007.

     "Original Term Loan Commitments" shall mean the Original Tranche A Commitments and the Original Tranche B Commitments, collectively.

     "Original Tranche A Commitment" shall mean, with respect to each lender under the Original Credit Agreement, the commitment of such lender pursuant to which such lender made Original Tranche A Term Loans under the Original Credit Agreement. The amount of the aggregate Original Tranche A Loans made pursuant to the Original Tranche A Commitments on the Original Closing Date was $275,000,000.

     "Original Tranche A Term Borrowing" shall mean a Borrowing comprised of Original Tranche A Term Loans.

     "Original Tranche A Term Loans" shall mean the term loans made by the lenders under the Original Credit Agreement to the Company on the Original Closing Date pursuant to the Original Tranche A Commitments. The aggregate outstanding principal amount of the Original Tranche A Term Loans as of the date hereof is $249,661,912.71 and the aggregate outstanding principal amount of the Original Tranche A Term Loans of each Lender as of the date hereof is set forth on Schedule 2.01.

     "Original Tranche B Commitment" shall mean, with respect to each lender under the Original Credit Agreement, the commitment of such lender pursuant to which such lender made Original Tranche B Term Loans under the Original Credit Agreement. The amount of the aggregate Original Tranche B Loans made pursuant to the Original Tranche B Commitments on the Original Closing Date was $475,000,000.

     "Original Tranche B Term Loans" shall mean the term loans made by the lenders under the Original Credit Agreement to the Company on the Original Closing Date pursuant to the Original Tranche B Commitments under the Original Credit Agreement and outstanding on the First Amended and Restated Credit Agreement Closing Date, which Original Tranche B Term Loans shall be repaid in full on such date with proceeds of the Tranche C Term Loans.

     "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

     "Pari Passu Exposure" shall mean, at any time, the sum of the ABN Standby Credit Exposure at such time and the Fifth Third Letter of Credit Exposure at such time.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

     "Perfection Certificate" shall mean the Perfection Certificate substantially in the form attached to the First Amended and Restated Security Agreement.

     "Performance Letter of Credit" shall mean each letter of credit issued (or deemed issued) pursuant to Section 2.23 under which an Issuing Bank agrees to make payments for the account of the Company or any Subsidiary in respect of obligations (other than Indebtedness) of, or performance by, the Company or such Subsidiary pursuant to contracts to which the Company or such Subsidiary is or proposes to be a party, in each case in the ordinary course of business of the Company or such Subsidiary.

     "Permitted Acquisition" shall have the meaning assigned to such term in
Section 6.04(g).

     "Permitted Investments" shall mean:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the three highest credit ratings obtainable from S&P or from Moody's;

     (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

     (e) investments in "money market funds" within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

     (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

     "person" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

     "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

     "Program Receivables" shall mean all trade receivables and related contract rights originated and owned by the Company or any Subsidiary and sold pursuant to the Receivables Program.

     "Pro Rata Percentage" of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender's Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect.

     "Receivables Program" shall mean, collectively, (a) the sale of, or transfer of interests in, Program Receivables to Finsub in a "true sale" transaction and (b) the sale of, or transfer of interests in, such Program Receivables by Finsub to persons that are not Affiliates of the Company; provided, that all governing terms and conditions (including any terms or conditions providing for recourse to the Company or any of its Subsidiaries (other than Finsub)) of the Receivables Program shall be subject to the prior written approval of the Agents, which approval shall not be unreasonably withheld.

     "Receivables Program Documentation" shall mean all written agreements that may from time to time be entered into by the Company and/or any Subsidiary in connection with the Receivables Program, as such agreements may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof and hereof.

     "Register" shall have the meaning given such term in Section 9.04(d).

     "Regulation T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Related Fund" shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     "Release" shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

     "Release Date" shall have the meaning assigned to such term in Section
     9.19.

     "Required Lenders" shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing at least a majority of the sum of all Loans outstanding

(excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time.

     "Responsible Officer" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

     "Restricted Payment" shall have the meaning assigned to such term in
Section 6.06(a).

     "Revolving Credit Borrowing" shall mean a Borrowing comprised of Revolving Loans.

     "Revolving Credit Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

     "Revolving Credit Exposure" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's L/C Exposure, plus the aggregate amount at such time of such Lender's Swingline Exposure.

     "Revolving Credit Lender" shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

     "Revolving Credit Maturity Date" shall mean June 30, 2006.

     "Revolving Loans" shall mean the revolving loans made by the Lenders to the Company pursuant to clause (c) of Section 2.01.

     "Second Amendment" shall mean that certain Second Amendment to Credit Agreement and Waiver dated as of April 15, 2002, amending the Original Credit Agreement and containing the conditions to the First Amended and Restated Credit Agreement Closing Date.

     "Secured Parties" shall have the meaning assigned to such term in the First Amended and Restated Security Agreement.

     "SPC" shall have the meaning assigned to such term in Section 9.04(i).

     "Spring 2002 Equity Issuance" means the public offering of the Company's common stock made by the Company on or before July 31, 2002 resulting in gross proceeds of not less than $175,000,000.

     "S&P" shall mean Standard & Poor's Ratings Services or any successor thereto.

     "Standby Letter of Credit" shall mean any Financial Letter of Credit or any Performance Letter of Credit.

     "Standby L/C Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Standby Letters of Credit at such time that are denominated in dollars, plus the Dollar Equivalent at such time of the aggregate undrawn amount of all outstanding Alternative Currency Standby Letters of Credit, and (b) the aggregate principal amount of all L/C Disbursements in respect of Standby Letters of Credit denominated in dollars that have not yet been reimbursed at such time plus the Dollar Equivalent at such time of the aggregate principal amount of all L/C Disbursements in respect of Standby Letters of Credit denominated in Alternative Currencies that have not yet been reimbursed at such time. The Standby L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Standby L/C Exposure at such time.

     "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "Sterling" or "(pound)" shall mean lawful money of the United Kingdom.

     "Subordinated Note Documents" shall mean the Subordinated Notes, the Subordinated Note Indentures and all other documents executed and delivered with respect to the Subordinated Notes and the Subordinated Note Indentures.

     "Subordinated Note Indentures" shall mean the Dollar Subordinated Note Indenture and the Euro Subordinated Note Indenture.

     "Subordinated Notes" shall mean the Dollar Subordinated Notes and the Euro Subordinated Notes.

     "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held.

     "Subsidiary" shall mean any subsidiary of the Company.

     "Swingline Commitment" shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

     "Swingline Exposure" shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

     "Swingline Loan" shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

     "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Term Borrowing" shall mean a Borrowing comprised of Original Tranche A Term Loans, Incremental Tranche A Term Loans or Tranche C Term Loans.

     "Term Loan Commitments" shall mean the Tranche A Commitments and the Tranche C Commitments.

     "Term Loan Repayment Dates" shall mean the Tranche A Term Loan Repayment Dates and the Tranche C Term Loan Repayment Dates.

     "Term Loans" shall mean the Tranche A Term Loans and the Tranche C Term Loans.

     "Total Debt" shall mean, at any time, the total consolidated Indebtedness of the Company and the Subsidiaries at such time (excluding (a) Indebtedness under Section 6.01(k), (b) Indebtedness under Section 6.01(o) and (c) Indebtedness of the type described in clause (i) of the definition of such term and under Section 6.01(l), except in each case to the extent of any unreimbursed drawings or payments thereunder).

     "Total Revolving Credit Commitment" shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial amount of the Total Revolving Credit Commitment is $300,000,000.

     "Trade Letter of Credit" shall mean each commercial documentary letter of credit issued (or deemed issued) by BofA for the account of the Company or any Subsidiary pursuant to Section 2.23 for the purchase of goods by the Company or such Subsidiary in the ordinary course of its business.

     "Trade L/C Exposure" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Trade Letters of Credit at such time that are denominated in dollars, plus the Dollar Equivalent at such time of the aggregate undrawn amount of all outstanding Alternative Currency Trade Letters of Credit, and (b) the aggregate principal amount of all L/C Disbursements in respect of Trade Letters of Credit denominated in dollars that have not yet been reimbursed at such time plus the Dollar Equivalent at such time of the aggregate principal amount of all L/C Disbursements in respect of Trade Letters of Credit denominated in Alternative Currencies that have not yet been reimbursed at such time.

     "Tranche A Commitment" shall mean, with respect to each Lender, such Lender's Original Tranche A Commitment and its Incremental Tranche A Commitment, collectively.

     "Tranche A Maturity Date" shall mean June 30, 2006.

     "Tranche A Term Borrowing" shall mean a Borrowing comprised of Tranche A Term Loans or Incremental Tranche A Term Loans.

     "Tranche A Term Loan Repayment Date" shall have the meaning assigned to such term in Section 2.11(a)(i).

     "Tranche A Term Loans" shall mean the Original Tranche A Term Loans and the Incremental Tranche A Term Loans, collectively.

     "Tranche C Commitment" shall mean, with respect to each Lender, the commitment of such Lender to make a certain percentage of the Tranche C Term Loans to the Company hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Tranche C Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of the aggregate Tranche C Commitments is $700,000,000.

     "Tranche C Maturity Date" shall mean June 30, 2009.

     "Tranche C Term Borrowing" shall mean a Borrowing comprised of Tranche C Term Loans.

     "Tranche C Term Loan Repayment Date" shall have the meaning assigned to such term in Section 2.11(a)(ii).

     "Tranche C Term Loans" shall mean the term loans made by the Lenders to Company pursuant to clause (b) of Section 2.01.

     "Transactions" shall mean, collectively, the transactions to occur pursuant to the Invensys Purchase Agreement and the Loan Documents, including
(a) the execution and delivery of the Invensys Purchase Agreement and the consummation of the Acquisition, (b) the execution and delivery of the Loan Documents, the performance by the Loan Parties of their respective obligations thereunder and the initial Borrowings hereunder, (c) the consummation of the Spring 2002 Equity Issuance and (d) the payment of all fees and expenses to be paid on or prior to the First Amended and Restated Credit Agreement Closing Date and owing in connection with the foregoing.

     "Type," when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term "Rate" shall include the Adjusted LIBO Rate, the EURIBOR Rate and the Alternate Base Rate.

     "wholly owned subsidiary" of any person shall mean a subsidiary of such person of which securities (except for directors' qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

     "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

     SECTION 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurocurrency Loan") or by Class and Type (e.g., a "Eurocurrency Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "Eurocurrency Borrowing") or by Class and Type (e.g., a "Eurocurrency Revolving Borrowing").

     SECTION 1.04. Exchange Rates. (a) On each Calculation Date, the Administrative Agent shall (i) determine the relevant Exchange Rates as of such Calculation Date and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 2.02(f), Section 2.05(c), Section 2.22(c), Section 9.16 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and Alternative Currencies.

     (b) Notwithstanding the foregoing, no Default shall be deemed to have occurred if, solely as a result of changes in exchange rates and not as the result of additional incurrences of Indebtedness, investments, loans or advances, the dollar equivalent of any amount subject to a cash basket set forth in Section 6.01, 6.02 or 6.04 is exceeded.

                                  ARTICLE II

                                  The Credits

     SECTION 2.01. Commitments. On the Original Closing Date, the Lenders made the Original Tranche A Term Loans and the Original Tranche B Term Loans to the Company, in dollars, and upon the making of such Loans the Original Term Loan Commitments terminated. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make Incremental Tranche A Term Loans to the Company and the Subsidiary Borrower, in dollars or an Alternative Currency, on the First Amended and Restated Credit Agreement Closing Date in an aggregate principal amount not to exceed its Incremental Tranche A Commitment (determined, in the case of such a Loan in an Alternative Currency, with reference to the Exchange Rate on the First Amended and Restated Credit Agreement Closing Date), provided, that, Incremental Tranche A Term Loans made to the Subsidiary Borrower shall not exceed $8,822,000 in aggregate principal amount, (b) to make Tranche C Term Loans to the Company, in dollars, on the First Amended and Restated Credit Agreement Closing Date in a principal amount not to exceed its Tranche C Commitment and (c) to make Revolving Loans to the Company, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in dollars, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender's Revolving Credit Exposure exceeding such Lender's Revolving Credit Commitment or (ii) the sum of (x) the Aggregate Revolving Credit Exposure and (y) the Pari Passu Exposure exceeding the Total Revolving Credit Commitment. Within the limits set forth in clause (c) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Company may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Lenders with Incremental Tranche A Commitments may allocate the Incremental Tranche A Term Loans made to the Subsidiary Borrower among themselves, through assignment, participation or other method pursuant to a separate agreement among such Lenders, subject to the approval of the Company.

     SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

     (b) Subject to Sections 2.08 and 2.15, each Borrowing (i) of Loans other than Incremental Tranche A Term Loans shall be comprised entirely of ABR Loans in dollars or Eurocurrency Loans in dollars as the Company may request pursuant to Section 2.03 and (ii) comprised of Incremental Tranche A Term Loans shall be comprised entirely of ABR Loans in dollars or Eurocurrency Loans in dollars or Sterling as the Company or Subsidiary Borrower, as applicable, may request pursuant to Section 2.03 or shall be comprised entirely of EURIBOR Loans in euros as the Company or the Subsidiary Borrower, as applicable, may request pursuant to Section 2.03. Each Lender may at its option make any Euro Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than 25 Euro Rate Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

     (c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m., Dallas time, and the Administrative Agent shall promptly credit the amounts so received to an account in the name of the applicable Borrower, maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.


     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at
(i) in the case of a Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

     (e) Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

     (f) If, with respect to any L/C Disbursement made under a Standby Letter of Credit, the applicable Issuing Bank shall not have received from the Company the payment required to be made by Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement, the Dollar Equivalent thereof (if denominated in an Alternative Currency) and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available dollars to the Administrative Agent not later than 1:00 p.m., Dallas time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 11:00 a.m., Dallas time, on any day, not later than 1:00 p.m., Dallas time, on the immediately following Business Day), an amount equal to such Lender's Pro Rata Percentage of such L/C Disbursement (or the Dollar

Equivalent thereof, if such L/C Disbursement was denominated in an Alternative Currency) (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and such payment shall be deemed to have reduced the Standby L/C Exposure), and the Administrative Agent will promptly pay to the applicable Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the applicable Issuing Bank any amounts received by it from the Company pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the applicable Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Company severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at
(i) in the case of the Company, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

     SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Euro Rate Borrowing, not later than 12:00 noon, Dallas time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 2:00 p.m., Dallas time, one Business Day before a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the applicable Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be an Incremental Tranche A Term Borrowing, a Tranche C Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurocurrency Borrowing, a EURIBOR Borrowing or an ABR Borrowing (provided that until the Syndication Agent shall have notified the Company and the Administrative Agent that the primary syndication of the Tranche C Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the First Amended and Restated Credit Agreement Closing
Date), the Company shall only request, at its option, Tranche C Borrowings as either (x) ABR Borrowings or (y) Eurocurrency Borrowings with one-month Interest Periods all ending on the same date); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c); (iv) the amount of such Borrowing and (v) if such Borrowing is to be a Euro Rate Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Euro Rate Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender's portion of the requested Borrowing.

     SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender made to Company as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The Company hereby promises to pay the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the last day of a calendar month and is at least fifteen days after such Swingline Loan is made. The Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender made to the Subsidiary Borrower as provided in Section 2.11.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

     (c) The Administrative Agent shall maintain the Register in which it will record (i) the amount of each Loan made hereunder, the Borrower in respect thereof, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from a Borrower or any Guarantor and each Lender's share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraphs
(b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms. In the event of any inconsistency between the Register and any Lender's records, the recordations of the Register shall govern.

     (e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, each applicable Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Company. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

     SECTION 2.05. Fees. (a) The Company agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December, in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a "Commitment Fee") equal to 0.50% per annum on the average daily unused amount (treating Standby L/C Exposure as usage of the Revolving Credit Commitments) of the Revolving Credit Commitments of such Lender (other than the Swingline Commitment) during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans or Trade Letters of Credit.

     (b) The Company agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Administrative Agent's Fee Letter at the times and in the amounts specified therein (the "Administrative Agent Fees").

     (c) The Company agrees to pay to Agents (as defined in the Fee Letter), for their own account (and/or the account of the Lenders, if the Agents so elect), the Underwriting and Arrangement Fee set forth in the Fee Letter.

     (d) The Company agrees to pay (i) to each Revolving Credit Lender, in dollars, through the Administrative Agent, on the last Business Day of March, June, September and December, of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an "L/C Participation Fee") calculated on such Lender's Pro Rata Percentage of the daily aggregate Standby L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate equal to (x) in the case of Financial Letters of Credit and, during any time the Company has not obtained and maintained Investment Grade Ratings, Performance Letters of Credit, the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurocurrency Loans pursuant to Section 2.06 (the "Financial L/C Rate") and (y) in the case of Performance Letters of Credit at any time that the Company has obtained and maintained Investment Grade Ratings, 65% of the Financial L/C Rate, and (ii) to the applicable Issuing Bank with respect to each Standby Letter of Credit a fronting fee equal to 1/8 of 1% per annum (or such other amount as may be agreed upon by the Company and the applicable Issuing Bank) on the aggregate face amount of such Letter of Credit plus the amount of any other issuance and drawing costs specified from time to time by such Issuing Bank with regard to a Letter of Credit (the "Issuing Bank Fees"). All L/C Participation Fees and, except as otherwise agreed by the Company and the applicable Issuing Bank, Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of determining the amount of the L/C Participation Fees with respect to any Alternative Currency Letter of Credit, the Standby L/C Exposure shall be determined by the Administrative Agent using the Exchange Rates in effect at approximately 11:00 a.m., New York City time, on the date that is two Business Days before the payment of the L/C Participation Fee.

     (e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

     SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

     (b) Subject to the provisions of Section 2.07, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

     (c) Subject to the provisions of Section 2.07, the Loans comprising each EURIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the EURIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

     (d) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate, Adjusted LIBO Rate or EURIBOR Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.07. Default Interest. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section
2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Revolving Loan plus 2.00%.

     SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Euro Rate Borrowing the Administrative Agent shall have determined that deposits in the currency of the applicable Loans in the principal amounts of the Loans comprising such Borrowing are not generally available in the applicable interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Euro Rate Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate or EURIBOR Rate, as applicable for the applicable

Loan, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Company and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any request by a Borrower for a Eurocurrency Borrowing in dollars, pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing and (b) if the applicable Loan is denominated in an Alternate Currency, such Loans shall bear interest at a rate equal to a rate determined by Administrative Agent as approximating the Lenders' cost of funds for such Alternate Currency plus the Applicable Percentage. Each determination by the Administrative Agent under this Section
2.08 shall be conclusive absent manifest error.

     SECTION 2.09. Termination and Reduction of Commitments. (a) The Original Term Loan Commitments terminated on the Original Closing Date. The Incremental Tranche A Commitments and the Tranche C Commitments shall automatically terminate at 7:00 p.m., Dallas time, on the First Amended and Restated Credit Agreement Closing Date. The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitments shall automatically terminate on the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Incremental Tranche A Commitments and the Tranche C Commitments shall automatically terminate at 7:00 p.m., Dallas time, on July 31, 2002, if the First Amended and Restated Credit Agreement Closing Date shall not have occurred by such time.

     (b) Upon at least three Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, (i) the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Tranche C Commitments or the Revolving Credit Commitments and (ii) the Subsidiary Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Incremental Tranche A Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the sum of the Aggregate Revolving Credit Exposure at the time.

     (c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Company shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

     SECTION 2.10. Conversion and Continuation of Borrowings. A Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 noon, Dallas time, one Business Day prior to conversion, to convert any Eurocurrency Borrowing in dollars into an ABR Borrowing, (b) not later than 12:00 noon, Dallas time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Borrowing, to continue any Eurocurrency Borrowing as a Eurocurrency Borrowing for an additional Interest Period, or to continue any EURIBOR Borrowing as a EURIBOR Borrowing for an additional Interest Period and
(c) not later than 12:00 noon, Dallas time, three Business Days prior to conversion, to convert the Interest Period with respect to any

Euro Rate Borrowing to another permissible Interest Period, subject in each case to the following:

          (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

          (ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

          (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Euro Rate Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;

          (iv) if any Euro Rate Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

          (v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Euro Rate Borrowing and Term Loans made in one currency may in no event be converted into a Loan in another currency;

          (vi) any portion of a Euro Rate Borrowing that cannot be converted into or continued as a Euro Rate Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

          (vii) no Interest Period may be selected for any Euro Rate Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Euro Rate Term Borrowings comprised of Tranche A Term Loans or Tranche C Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Tranche A Term Loans or Tranche C Term Loans, as applicable would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date;

          (viii) upon notice to the Company from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Euro Rate Loan; and

          (ix) until the Syndication Agent shall have notified the Company and the Administrative Agent that the primary syndication of the Tranche C Commitments has been completed (which notice shall be given by the Syndication Agent as promptly as practicable and, in any event, within 30 days after the First Amended and Restated Credit Agreement Closing Date), no Tranche C ABR Borrowing may be converted into a Eurocurrency Borrowing (other than a Eurocurrency Borrowing with an Interest Period of not more than one-month's duration and which does not end on a date different from any other outstanding Tranche C Eurocurrency Borrowing).

          Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued,
(ii) whether such Borrowing is to be converted to or continued as a Eurocurrency Borrowing, EURIBOR Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurocurrency Borrowing or a EURIBOR Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Euro Rate Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month's duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender's portion of any converted or continued Borrowing. If a Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), if in dollars, automatically be continued into a new Interest Period as an ABR Borrowing or, if in an Alternative Currency, automatically be continued into a new Interest Period of one month's duration as a Euro Rate Borrowing.

          SECTION 2.11. Repayment of Term Borrowings. (a) (i) The Company shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being a "Tranche A Term Loan Repayment Date"), a principal amount of the Original Tranche A Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(g)) equal to the amount set forth below for such date (such amounts being equal to the amounts set forth in Section 2.11(a)(i) of the Original Credit Agreement, adjusted to reflect previous prepayments of the Original Tranche A Term Loans under the Original Credit Agreement and to reflect the prepayment described in the last proviso of Section 2.13(b)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

            Date                                    Amount
            ----                                    ------

June 30, 2002                                     $7,081,480
September 30, 2002                               $12,274,565
December 31, 2002                                $12,274,565
March 31, 2003                                   $12,274,565
June 30, 2003                                    $12,274,565
September 30, 2003                               $14,162,959
December 31, 2003                                $14,162,959
March 31, 2004                                   $14,162,959
June 30, 2004                                    $14,162,959
September 30, 2004                               $14,162,959

December 31, 2004                                $14,162,959
March 31, 2005                                   $14,162,959
June 30, 2005                                    $14,162,959
September 30, 2005                               $16,051,354
December 31, 2005                                $16,051,354
March 31, 2006                                   $16,051,354
Tranche A Maturity Date                          $20,772,340


          (ii) The Company shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below or, if any such date is not a Business Day, on the next preceding Business Day (each such date being a "Tranche C Term Loan Repayment Date"), a principal amount of the Tranche C Term Loans (as adjusted from time to time pursuant to Sections 2.12 and 2.13(g)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

            Date                                    Amount
            ----                                    ------

September 30, 2002                               $1,000,000
December 31, 2002                                $1,000,000
March 31, 2003                                   $1,000,000
June 30, 2003                                    $1,000,000
September 30, 2003                               $1,000,000
December 31, 2003                                $1,000,000
March 31, 2004                                   $1,000,000
June 30, 2004                                    $1,000,000
September 30, 2004                               $1,000,000
December 31, 2004                                $1,000,000
March 31, 2005                                   $1,000,000
June 30, 2005                                    $1,000,000
September 30, 2005                               $1,000,000
December 31, 2005                                $1,000,000
March 31, 2006                                   $1,000,000
June 30, 2006                                    $1,000,000
September 30, 2006                               $1,000,000
December 31, 2006                                $1,000,000

March 31, 2007                                   $1,000,000
June 30, 2007                                    $1,000,000
September 30, 2007                               $1,000,000

December 31, 2007                                $97,000,000
March 31, 2008                                   $97,000,000
June 30, 2008                                    $97,000,000
September 30, 2008                               $97,000,000
December 31, 2008                                $97,000,000
March 31, 2009                                   $97,000,000
Tranche C Maturity Date                          $97,000,000

          (iii) The Company shall pay to the Administrative Agent, for the account of the Lenders, on each Tranche A Term Loan Repayment Date set forth below, an amount equal to the product of the Dollar Equivalent (as of the First Amended and Restated Credit Agreement Closing Date) of an aggregate principal amount of the Incremental Tranche A Term Loans made to Company on the First Amended and Restated Credit Agreement Closing Date (as adjusted from time to time pursuant to Sections 2.12 and 2.13(g)) times the percentage set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

            Date                                 Percentage
            ----                                 ----------

September 30, 2002                               5.30612245%
December 31, 2002                                5.30612245%
March 31, 2003                                   5.30612245%
June 30, 2003                                    5.30612245%
September 30, 2003                               6.12244898%
December 31, 2003                                6.12244898%
March 31, 2004                                   6.12244898%
June 30, 2004                                    6.12244898%
September 30, 2004                               6.12244898%
December 31, 2004                                6.12244898%
March 31, 2005                                   6.12244898%
June 30, 2005                                    6.12244898%
September 30, 2005                               6.93877551%
December 31, 2005                                6.93877551%
March 31, 2006                                   6.93877551%
Tranche A Maturity Date                          8.97959184%


     (b) In the event and on each occasion that any Term Loan Commitments of any Class shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments of principal with respect to Term Loans of such Class payable on each Term Loan Repayment Date with respect to such Class shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

     (c) To the extent not previously paid, all Tranche A Term Loans and Tranche C Term Loans shall be due and payable in the currency in which such Loan was made on the Tranche A Maturity Date and Tranche C Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

     (d) All repayments pursuant to this Section 2.11 shall be subject to
Section 2.16, but shall otherwise be without premium or penalty.

     SECTION 2.12. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) in the case of Eurocurrency Loans or EURIBOR Loans, or written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative

Agent before 12:00 noon, Dallas time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

     (b) Optional prepayments of Term Loans (i) by the Company shall be allocated pro rata between the then-outstanding Original Tranche A Term Loans and the Tranche C Term Loans and the Incremental Tranche A Term Loans made to the Company and applied first, in chronological order to the installments of principal scheduled to be paid within 12 months after such prepayment and second, pro rata against the remaining scheduled installments of principal due in respect of the Original Tranche A Term Loans and the Tranche C Term Loans under Sections 2.11(a)(i) and (ii), respectively, and (ii) by the Subsidiary Borrower shall be applied to the Incremental Tranche A Term Loans made to such Borrower.

     (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

     SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Company shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit and/or deposit an amount equal to the L/C Exposure in cash in a cash collateral account established with the Collateral Agent for the benefit of the Secured Parties. If (i) at any time as a result of any partial reduction of the Revolving Credit Commitments, or (ii) on any Calculation Date as a result of fluctuations in exchange rates, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Company shall, on the date of such reduction or termination or on such Calculation Date, as the case may be, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or replace or cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess. In addition, if on any date the sum of the Aggregate Revolving Credit Exposure and the Pari Passu Exposure would exceed the Total Revolving Credit Commitment, then on such date the Company shall either (i) repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and replace or cash collateralize outstanding Letters of Credit and/or (ii) reduce the Pari Passu Exposure, in either case in an aggregate amount sufficient to eliminate such excess.

     (b) Not later than the tenth Business Day following the completion of any Asset Sale, the Company shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with
Section 2.13(h).

     (c) Subject to paragraph (k) below, in the event and on each occasion that an Equity Issuance occurs, the Borrowers shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the occurrence of each Equity Issuance, prepay outstanding Term Loans in accordance with Section 2.13(h) in an aggregate amount equal to 75% of the Net Cash Proceeds therefrom ; provided, however, that in the event the Leverage Ratio on the date of such Equity Issuance (and after giving effect thereto and to the use of the proceeds thereof) is less than 3.0 to 1.0, such amount shall be reduced to 50%; provided further that with respect to the Spring 2002 Equity Issuance, substantially concurrently with the First Amended and Restated Credit Agreement Closing Date, (A) the Company may apply up to $200,000,000 of the gross proceeds therefrom to finance the Acquisition and costs and expenses incurred in connection therewith, (B) to the extent such gross proceeds exceed $200,000,000, the amount of such excess less the amount of the underwriters' discount on such gross proceeds in excess of $200,000,000 shall be applied by the Company to repay Revolving Loans (without reducing the Revolving Credit Commitments) outstanding on the First Amended and Restated Credit Agreement Closing Date up to $40,000,000 and (C) to the extent such gross proceeds exceed an amount equal to $200,000,000 less the amount of the underwriters' discount on such gross proceeds in excess of $200,000,000 plus the lesser of the amount of Revolving Loans outstanding on the First Amended and Restated Credit Agreement Closing Date and $40,000,000, an amount equal to 24.59474% of such excess (which excess is $45,750,020) shall be applied by the Company to prepay Original Tranche A Term Loans and the remainder may be applied to finance the Acquisition and the costs and expenses incurred in connection therewith.

     (d) Subject to paragraph (k) below, no later than the earlier of (i) 100 days after the end of each fiscal year of the Company, commencing with the fiscal year ending on December 31, 2001, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to
Section 5.04(a), the Borrowers shall prepay outstanding Term Loans in accordance with Section 2.13(h) in an aggregate principal amount equal to 75% of Excess Cash Flow for the fiscal year then ended; provided, however, that in the event the Leverage Ratio at the end of such fiscal year was less than 3.0 to 1.0, but greater than 2.5 to 1.0, such amount shall be reduced to 50% of such Excess Cash Flow, and if the Leverage Ratio at the end of such fiscal year was less than 2.5 to 1.0, such amount shall be reduced to 0% of such Excess Cash Flow.

     (e) Subject to paragraph (k) below, in the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from (i) the issuance or other disposition of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party including any New Subordinated Debt (other than Indebtedness for money borrowed permitted pursuant to Section 6.01 other than any New Subordinated Debt) or (ii) the establishment of the Receivables Program or any subsequent increase thereto, the Borrowers shall, substantially simultaneously with (and in any event not later than the fifth Business Day next following) the receipt of such Net Cash Proceeds by a Loan Party or a subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(h).

     (f) Subject to paragraph (k) below, in the event that there shall occur any Casualty or Condemnation and, pursuant to the applicable Mortgage, the Casualty Proceeds or Condemnation Proceeds, as the case may be, are required to be used to prepay the Term Loans, then the Borrowers shall apply an amount up to 100% (as determined pursuant to the applicable Mortgage) of such Casualty Proceeds or Condemnation Proceeds, as the case may be, to prepay outstanding Term Loans in accordance with Section 2.13(h).

     (g) In the event that the Company or any of its subsidiaries receives a refund of any portion of the purchase price paid for in connection with the Acquisition including pursuant to Article IV of the Invensys Purchase Agreement, the Borrowers shall, simultaneously with (and in any event no later than the fifth Business Day next following) the receipt of such refund, apply an amount equal to 100% of such refund to prepay outstanding Term Loans in accordance with Section 2.13(g).

     (h) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata between the then-outstanding Tranche A Term Loans and Tranche C Term Loans, and, subject to paragraph (j) below, applied pro rata against the remaining scheduled installments of principal due in respect of Tranche A Term Loans and Tranche C Term Loans under Sections 2.11(a)(i),
(ii) and (iii), respectively (with amounts paid in respect of the Incremental Tranche A Term Loans being applied first to Incremental Tranche A Term Loans to the Company until the same are paid in full and then to Incremental Tranche A Term Loans to the Subsidiary Borrower unless the Lenders having outstanding Incremental Tranche A Term Loans and the Company otherwise agree).

     (i) The Company shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Company setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

     (j) Until the payment in full of the Tranche A Term Loans, any Lender with Tranche C Term Loans outstanding may elect, by notice to the Administrative Agent in writing (or by telephone or telecopy promptly confirmed in writing) at least two Business Days prior to any prepayment of Tranche C Term Loans required to be made by the Company for the account of such Lender pursuant to this Section 2.13, to cause all or a portion of such prepayment to be allocated instead to the then-outstanding Tranche A Term Loans to be applied pro rata against the remaining scheduled installments of principal due in respect thereof under Section 2.11(a)(i) and (iii) (with amounts paid in respect of the Incremental Tranche A Term Loans being applied first to Incremental Tranche A Term Loans to the Company until the same are paid in full and then to Incremental Tranche A Term Loans to the Subsidiary Borrower unless the Lenders having outstanding Incremental Tranche A Term Loans and the Company otherwise agree).

     (k) The provisions of paragraphs (c), (d), (e) and (f) of this Section
2.13 shall cease to be effective upon the Company's obtaining, and so long as the Company maintains, Investment Grade Ratings.

     SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or such Issuing Bank or the London interbank market (or other relevant interbank market) any other condition affecting this Agreement or Euro Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making or maintaining any Euro Rate

Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Company will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

     (b) If any Lender or Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender's or Issuing Bank's capital or on the capital of such Lender's or Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or Issuing Bank's policies and the policies of such Lender's or Issuing Bank's holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time the Company shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender's or Issuing Bank's holding company for any such reduction suffered.

     (c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender or Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

     (d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender's or Issuing Bank's right to demand such compensation; provided that the Company shall not be under any obligation to compensate any Lender or Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 90 days prior to such request if such Lender or Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 90-day period. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.

     (e) This Section 2.14 shall not apply to any Change in Law with respect to Taxes, including, but not limited to, changes in the rate of Taxes pertaining to any particular Lender.

     SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if (i) any Change in Law shall make it unlawful for any Lender to make or maintain any Euro Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Euro Rate Loan, or shall make it unlawful for any Issuing Bank to issue Letters of Credit or make or maintain Incremental Tranche A Term Loans denominated in an Alternative Currency, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it impracticable for any Issuing Bank to issue Letters of Credit denominated in such Alternative Currency, then, by written notice to the Company and to the Administrative Agent:

          (i) such Lender may declare that Eurocurrency Loans in dollars will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurocurrency Loans, whereupon any request for a Eurocurrency Borrowing (or to convert an ABR Borrowing to a Eurocurrency Borrowing or to continue a Eurocurrency Borrowing, as the case may be, for an additional Interest Period) in dollars shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Euro currency Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn;

          (ii) such Lender may require that all outstanding Eurocurrency Loans in dollars made by it be converted to ABR Loans in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below;

          (iii) in the case of any such change affecting an Issuing Bank's ability to issue Letters of Credit denominated in an Alternative Currency, such Issuing Bank may declare that Letters of Credit will not thereafter be issued in the affected Alternative Currency or Currencies, whereupon the affected Alternative Currency or Currencies shall be deemed (for the duration of such unlawfulness and with respect to such Issuing Bank only) not to constitute an Alternative Currency; and

          (iv) such Lender may require that all of its outstanding Eurocurrency Loans made in Sterling and its outstanding EURIBOR Loans bear interest at a rate, determined by such Lender as approximates such Lender's cost of funds plus the Applicable Percentage from and after the effective date of such notice.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

     (b) For purposes of this Section 2.15, a notice to a Borrower by any Lender shall be effective as to each Euro Rate Loan made by such Lender, if lawful, on the last day of the

Interest Period currently applicable to such Euro Rate Loan; in all other cases such notice shall be effective on the date of receipt by the applicable Borrower.

     SECTION 2.16. Indemnity. Each Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Euro Rate Loan made to such Borrower prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Euro Rate Loan to an ABR Loan made to such Borrower, or the conversion of the Interest Period with respect to any Euro Rate Loan made to such Borrower, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Euro Rate Loan to be made by such Lender to such Borrower (including any Euro Rate Loan to be made to such Borrower pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by such Borrower hereunder (any of the events referred to in this clause
(a) being called a "Breakage Event") or (b) any default in the making of any payment or prepayment by such Borrower required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Euro Rate Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

     SECTION 2.17. Pro Rata Treatment. Except as provided below in this
Section 2.17 with respect to Swingline Loans and as required under Sections 2.13(j) and 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

     SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against a Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C

Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

     SECTION 2.19. Payments. (a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) required to be made by it hereunder and under any other Loan Document not later than 12:00 noon, Dallas time, on the date when due in immediately available funds, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank, (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.21(e) and (iii) principal and interest on Incremental Tranche A Term Loans made to the Subsidiary Borrower, which shall be made to Administrative Agent or its Affiliate for distribution to the Lenders making the Incremental Tranche A Term Loans in a manner separately agreed by the Company, Administrative Agent and such Lenders) shall be made to the Administrative Agent at the address specified for payments in
Section 9.01. Each such payment (other than L/C Disbursements and Incremental Tranche A Term Loans denominated in an Alternative Currency and Issuing Bank Fees with respect to Letters of Credit dominated in an Alternative Currency, for which payments of principal and interest shall be made in the applicable Alternative Currency) shall be made in dollars.

     (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of a Borrower or any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower or any Loan Party shall be required by law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower or such Loan Party shall make such deductions and (iii) the applicable Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) The applicable Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment on account of any obligation of such Borrower or any Loan Party hereunder or under any other Loan Document on such Borrower's behalf (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or any other Loan Party to a Governmental Authority, the applicable Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Any Foreign Lender (or any participating bank or other entity that would be a Foreign Lender if it were a Lender) that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the applicable Borrower (with a copy to the Administrative Agent) (or, in the case of a participating bank or other entity, the Foreign Lender from which the related participation was purchased), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, each Foreign Lender (or participating bank or other entity that would be a Foreign Lender if it were a Lender) shall deliver substitute forms upon becoming aware of the obsolescence or invalidity of any form previously delivered by such Foreign Lender (or participating bank or other entity) or upon the reasonable request of a Borrower.

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                                                                            50


     SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in Section 2.15 or (iii) a Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank pursuant to Section 2.20, the Company may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or Issuing Bank and the Administrative Agent, require such Lender or Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Company shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the applicable Borrower or such assignee shall have paid to the affected Lender or Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's or Issuing Bank's claim for compensation under
Section 2.14 or notice under Section 2.15 or the amounts paid pursuant to
Section 2.20, as the case may be, cease to cause such Lender or Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in
Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or Issuing Bank pursuant to paragraph (b) below), or if such Lender or Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under
Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event, as the case may be, then such Lender or Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

     (b) If (i) any Lender or Issuing Bank shall request compensation under
Section 2.14, (ii) any Lender or Issuing Bank delivers a notice described in
Section 2.15 or (iii) a Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank, pursuant to Section 2.20, then such Lender or Issuing Bank shall use reasonable efforts (which shall not require such Lender or Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by a Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under
Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such filing or assignment, delegation and transfer.

     SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make loans to the Company, in dollars, at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans (other than Swingline Loans made pursuant to Section 2.22(c)) exceeding $25,000,000 or (ii) the sum of the Pari Passu Exposure and the Aggregate Revolving Credit Exposure exceeding the Total Revolving Credit Commitment. Except for Swingline Loans made pursuant to Section 2.22(c), each Swingline Loan shall be in a principal amount that is an integral multiple of $500,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Company may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein.

     (b) Making of Swingline Loans. Except with respect to Swingline Loans made pursuant to Section 2.22(c) (as to which this Section 2.22(b) shall not apply), the Company shall notify the Administrative Agent by telecopy, or by telephone (confirmed by telecopy), not later than 12:00 noon, Dallas time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any notice received from the Company pursuant to this paragraph (b). The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender by 5:00 p.m., Dallas time, on the date such Swingline Loan is so requested.

     (c) Trade L/C Disbursements. If the Issuing Bank of any Trade Letters of Credit shall not have received from the Company the payment required to be made by Section 2.23(e) with respect to such Trade Letters of Credit within the time specified in such Section, such Issuing Bank will promptly notify the Administrative Agent and the Swingline Lender of the L/C Disbursement. The amount of such L/C Disbursement (or the Dollar Equivalent thereof, if denominated in an Alternative Currency) shall be deemed to constitute a Swingline Loan of the Swingline Lender made to the Company on the date of such L/C Disbursement and shall be deemed to have reduced the Trade L/C Exposure.

     (d) Prepayment. The Company shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving written or telecopy notice (or telephone notice promptly confirmed by written, or telecopy notice) to the Swingline Lender and to the Administrative Agent before 2:00 p.m., Dallas time, on the date of prepayment at the Swingline Lender's address for notices specified on Schedule 2.01. All principal payments of Swingline Loans shall be accompanied by accrued interest on the principal amount being repaid to the date of payment.


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                                                                            52

     (e) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a). Interest on each Swingline Loan shall be payable on the Interest Payment Date with respect thereto.

     (f) Participations. If the Company does not fully repay a Swingline Loan on or prior to the due date therefor (whether by demand, acceleration or otherwise), the Swingline Lender shall promptly notify the Administrative Agent thereof (by telecopy or by telephone, confirmed in writing), and the Administrative Agent shall promptly notify each Revolving Credit Lender thereof (by telecopy or by telephone, confirmed in writing) and of its Pro Rata Percentage of such Swingline Loan. Upon such notice but without any further action, the Swingline Lender hereby agrees to grant to each Revolving Credit Lender, and each Revolving Credit Lender hereby agrees to acquire from the Swingline Lender, a participation in such defaulted Swingline Loan equal to such Lender's Pro Rata Percentage of the aggregate principal amount of such defaulted Swingline Loan. In furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Pro Rata Percentage of each Swingline Loan that is not repaid when due in accordance with Section 2.04(a) or Article
VII. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company (or other party liable for obligations of the Company) of any default in the payment thereof.

     SECTION 2.23. Letters of Credit. (a) General. The Company may request the issuance of a Letter of Credit for its own account or the account of any wholly owned subsidiary of the Company (in which case the Company and such wholly owned subsidiary of the Company shall be co-applicants with respect to such Letter of Credit) in a form acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect. This Section shall not be construed to

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                                                                            53


impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the Company shall hand deliver, telecopy or send electronically to the applicable Issuing Bank and the Administrative Agent (two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying whether such Letter of Credit is to be a Financial Letter of Credit, a Performance Letter of Credit or a Trade Letter of Credit (such designation to be subject to the satisfaction of the Administrative Agent, acting reasonably), the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be dollars or, subject to Section 2.15, an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the sum of the L/C Exposure and the Pari Passu Exposure shall not exceed $200,000,000, (ii) the Trade L/C Exposure shall not exceed $10,000,000 and (iii) the sum of the Aggregate Revolving Credit Exposure and the Pari Passu Exposure shall not exceed the Total Revolving Credit Commitment.

     (c) Expiration Date. Each Trade Letter of Credit shall expire at the close of business on the earlier of the date that is 360 days after the date of issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date. Each Financial Letter of Credit shall expire at the close of business on the earlier of the date that is one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date. Each Performance Letter of Credit shall expire at the close of business on the earlier of the date that is three years after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date. Notwithstanding the foregoing, (i) one or more Performance Letters of Credit in an aggregate face amount not to exceed $40,000,000 at any time outstanding may expire on a date that is more than three years after the date of issuance thereof (but not later than five business days prior to the Revolving Credit Maturity Date) and (ii) one or more Financial Letters of Credit and/or Performance Letters of Credit may, upon the request of the Company, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

     (d) Participations. By the issuance of a Standby Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender's Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank in respect of a Standby Letter of Credit and not reimbursed by the Company (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f), in dollars, notwithstanding that such L/C Disbursement may be denominated in an Alternative Currency. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Standby Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

     (e) Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Company shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than two hours after the Company shall have received notice from such Issuing Bank that payment of such draft will be made, or, if the Company shall have received such notice later than 12:00 noon, Dallas time, on any Business Day, not later than 12:00 noon, Dallas time, on the immediately following Business Day.

     (f) Obligations Absolute. The Company's obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

          (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

          (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

          (iii) the existence of any claim, setoff, defense or other right that the Company, any other party guaranteeing, or otherwise obligated with, the Company, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

          (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;


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                                                                            55

          (v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

          (vi) any other act or omission to act or delay of any kind of any Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Company's obligations hereunder.

     Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Company hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of any Issuing Bank. However, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank's gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) an Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of an Issuing Bank.

     (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the Company of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Revolving Credit Lender notice thereof.

     (h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Standby Letter of Credit, then, unless the Company shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Company or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan. If such amount is denominated in an Alternative Currency, then the interest rate applicable thereto shall be determined by such Issuing Bank to be the average rate (rounded upwards, if necessary, to the next 1/16 of 1%) at which overnight deposits in such Alternative Currency are obtainable by such Issuing Bank on such date in the relevant interbank market plus the Applicable Percentage for Eurocurrency Loans at the time.

     (i) Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 180 days' prior written notice to the Administrative Agent, the Lenders and the Company, and may be removed at any time by the Company by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Company shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Company and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Company shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Standby Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to the L/C Exposure as of such date. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Collateral Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Banks for L/C Disbursements for which they have not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Company for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit

Lenders holding participations in outstanding Standby Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Standby Letters of Credit), be applied to satisfy the Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

     (k) Additional Issuing Banks. The Company may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of the Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an "Issuing Bank" (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Banks and such Lender.

     SECTION 2.24. Company as Subsidiary Borrower's Agent. Company is hereby appointed as the Subsidiary Borrower's agent hereunder by the Subsidiary Borrower. Subsidiary Borrower hereby authorizes, directs and empowers Company to act for and in the name of such Borrower and as its agent hereunder and under the other instruments and agreements referred to herein. Company hereby accepts such appointment. Subsidiary Borrower hereby irrevocably authorizes Company to take such action on such Borrower's behalf and to exercise such powers hereunder, under the other Loan Documents, and under the other agreements and instruments referred to herein or therein as may be contemplated being taken or exercised by such Borrower by the terms hereof and thereof, together with such powers as may be incidental thereto, including, without limitation, to borrow hereunder and deliver Borrowing Requests, notices of conversion or continuation, to elect to convert, continue, repay or prepay Loans made hereunder, to reduce the Commitments, to pay interest, fees, costs and expenses incurred in connection with the Loans, this Agreement, the other Loan Documents, and the other agreements and instruments referred to herein or therein, to receive from or deliver to Administrative Agent any notices, statements, reports, certificates or other documents or instruments contemplated herein, in the other Loan Documents or in any other agreement or instrument referred to herein and to receive from or transmit to Administrative Agent any Loan proceeds or payments. Each Agent and each Lender shall be entitled to rely on the appointment and authorization of Company with respect to all matters related to this Agreement, the other Loan Documents and any other agreements or instruments referred to herein or therein whether or not any particular provision hereof or thereof specifies that such matters may or shall be undertaken by Subsidiary Borrower's agent. In reliance hereon, each Agent and each Lender may deal only with Company with the same effect as if such Agent or such Lender had dealt with Subsidiary Borrower separately and individually.


                                 ARTICLE III

                        Representations and Warranties

     The Company hereby represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Banks and each of the Lenders that:


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                                                                            58


     SECTION 3.01. Organization; Powers. The Company and each of the Subsidiaries (a) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where any such failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and, in the case of the Company and the Subsidiary Borrower, to borrow hereunder.

     SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and
(b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Company or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which the Company or any Subsidiary is a party or by which any of them or any of their property is or may be bound,
(ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company or any Subsidiary (other than any Lien created hereunder or under the First Amended and Restated Security Documents).

     SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Company and the Subsidiary Borrower and constitutes, and each other Loan Document when executed and delivered by the each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

     SECTION 3.05. Financial Statements. (a) The Company has heretofore furnished to the Lenders its, and the Invensys Acquired Business's consolidated balance sheets and statements of income, stockholders' equity (in the case of the Company) and cash flows (i) as of and for the fiscal year ended December 31, 2001 in the case of the Company, audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants in the case of the Company, (ii) as of and for the fiscal year ended March 31, 2000 and March 31, 2001 in the case of the Invensys Acquired Business, audited by and accompanied by the opinion of Ernst

& Young LLP, independent public accountants in the case of the Invensys Acquired Business, and (ii) in the case of the Invensys Acquired Business, as of and for the fiscal quarter and the portion of the fiscal year ended December 29, 2001. Such financial statements present fairly the financial condition and results of operations and cash flows of the Company and its consolidated Subsidiaries and Invensys Acquired Business, as the case may be, as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Company and its consolidated Subsidiaries, and Invensys Acquired Business, as the case may be, as of the dates thereof. Such financial statements were prepared in accordance with GAAP.

     (b) The Company has heretofore delivered to the Lenders its unaudited pro forma consolidated balance sheet and statements of income as of December 31, 2001, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheet, on such date and, with respect to such other financial statements, on the first day of the 12-month period ending on such date. Such pro forma financial statements were prepared in good faith by the Company, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Company as of the date hereof and as of the First Amended and Restated Credit Agreement Closing Date to be reasonable), are based on the best information available to the Company as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Company and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

     SECTION 3.06. No Material Adverse Change. Since December 31, 2001 and after giving effect to the Acquisition, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

     SECTION 3.07. Title to Properties; Possession Under Leases. (a) Each of the Company and the Subsidiaries has valid title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by
Section 6.02.

     (b) Each of the Company and the Subsidiaries has complied with all material obligations under all material leases to which it is a party and, to the Company's knowledge, all such leases are in full force and effect.

     SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the First Amended and Restated Credit Agreement Closing Date a list of all Subsidiaries and the percentage ownership interest of the Company therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and as of the First Amended and Restated Credit Agreement Closing Date are owned by the Company, directly or indirectly, free and clear of all Liens (other than Liens created under the First Amended and Restated Security Documents).

     SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

     (b) None of the Company or any of the Subsidiaries or any of their respective material properties or assets is in violation of any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.10. Agreements. (a) Neither the Company, nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

     (b) Neither the Company, nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

     SECTION 3.11. Federal Reserve Regulations. (a) Neither the Company, nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

     (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

     SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. Neither the Company, nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 3.13. Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement.

     SECTION 3.14. Tax Returns. Each of the Company, and the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all material written assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.

     SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

     SECTION 3.16. Employee Benefit Plans. Each of the Company and its ERISA Affiliates is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. As of the date hereof and the First Amended and Restated Credit Agreement Closing Date, the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $10,000,000 the fair market value of the assets of such Plan.

     SECTION 3.17. Environmental Matters. (a) Except as set forth in Schedule
3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company, nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received notice of any claim with respect to any Environmental Liability or (iii) knows of any basis for any Environmental Liability to which it is or reasonably could become subject.

     (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Company or by the Company for its Subsidiaries as of the First Amended and Restated Credit Agreement Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Company and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19. Security Documents. (a) Prior to the Release Date, the First Amended and Restated Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Pledge Agreement) and, when the Collateral is delivered to the Collateral Agent, the First Amended and Restated Pledge Agreement shall constitute a fully

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                                                                            62

perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other person.

     (b) Prior to the Release Date, the First Amended and Restated Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, the First Amended and Restated Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral to the extent such filing can perfect a security interest (other than the Intellectual Property, as defined in the First Amended and Restated Security Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02.

     (c) When the First Amended and Restated Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, prior to the Release Date, the First Amended and Restated Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the First Amended and Restated Security Agreement), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the date hereof).

     (d) Prior to the Release Date, the Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties' right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(d), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02.

     SECTION 3.20. Location of Real Property and Leased Premises. (a) Schedule 3.20(a) lists completely and correctly as of the First Amended and Restated Credit Agreement Closing Date all real property owned by the Company and the Domestic Subsidiaries (excluding sales offices) and the addresses thereof.

     (b) Schedule 3.20(b) lists completely and correctly as of the First Amended and Restated Credit Agreement Closing Date all real property leased by the Company and the Domestic Subsidiaries (excluding sales offices) and the addresses thereof.

     (c) Schedule 3.20(c) sets forth certain real property of the Company and the Domestic Subsidiaries which, as of the First Amended and Restated Credit Agreement Closing Date, the Company intends to sell or otherwise dispose of following the First Amended and Restated Credit Agreement Closing Date (the "Designated Properties").

     SECTION 3.21. Labor Matters. As of the date hereof and the First Amended and Restated Credit Agreement Closing Date, there are no strikes, lockouts or slowdowns against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened. Except with respect to any violations that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the hours worked by and payments made to employees of the Company and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary except where the failure to make or accrue any such payments, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.

     SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the First Amended and Restated Credit Agreement Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

                                  ARTICLE IV

                             Conditions of Lending

     The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

     SECTION 4.01. All Credit Events. On the date of each Borrowing, including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a "Credit Event"):

     (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the

Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

     (b) The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

     (c) The Company and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

     Each Credit Event shall be deemed to constitute a representation and warranty by the Company on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

     SECTION 4.02. Original Closing Date. The obligations of the Lenders to make the initial Loans and of the Issuing Banks to issue Letters of Credit on the Original Closing Date were subject to the satisfaction of the following conditions which were satisfied or waived on or before the Original Closing
Date:

     (a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of (i) Shearman & Sterling, counsel for the Borrower, substantially to the effect set forth in
Exhibit I-1 to the Original Credit Agreement, (ii) John M. Nanos, Senior Associate General Counsel of the Borrower, substantially to the effect set forth in Exhibit I-2 to the Original Credit Agreement, and (iii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in
Exhibit I-3 to the Original Credit Agreement, in each case (A) dated the Original Closing Date, (B) addressed to the Issuing Banks, the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Loan Documents and the Transactions as the Agents shall reasonably request, and the Company hereby requests such counsel to deliver such opinions.

     (b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Banks and to the Agents.

     (c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified (to the extent relevant) as of a recent date by the Secretary of State of the state of its organization, and (to the extent possible) a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary (or similar officer) of each Loan Party dated the Original Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or articles of association of such Loan Party as in effect on the Original Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Company, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause
(i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders, the Issuing Banks or the Agents may reasonably request.

     (d) The Administrative Agent shall have received a certificate, dated the Original Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs
(b) and (c) of Section 4.01.

     (e) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Original Closing Date, including, to the extent invoiced at least 1 Business Day prior to the Original Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

     (f) The Pledge Agreement shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, and all the outstanding capital stock of the Subsidiaries (other than Inactive Subsidiaries) shall have been duly and validly pledged thereunder to the Collateral Agent for the ratable benefit of the Secured Parties and certificates representing such shares, accompanied by instruments of transfer and stock powers endorsed in blank, shall be in the actual possession of the Collateral Agent (except with respect to Foreign Subsidiaries, certificates for which (to the extent available under applicable law) shall be delivered to the Collateral Agent within 60 days following the Original Closing Date); provided that to the extent to do so would cause adverse tax consequences to the Company, (i) neither the Company nor any Domestic Subsidiary shall be required to pledge more than 65% of the voting stock of any Foreign Subsidiary and (ii) no Foreign Subsidiary shall be required to pledge the capital stock of any of its Subsidiaries.

     (g) The Security Agreement shall have been duly executed by the Loan Parties party thereto and shall have been delivered to the Collateral Agent and shall be in full force and effect on such date and each document (including each Uniform Commercial Code financing statement) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent for the benefit of the Secured Parties a valid, legal and perfected first-priority security interest in and lien on the Collateral (subject to any Lien expressly permitted by Section 6.02) described in such agreement shall have been delivered to the Collateral Agent.

     (h) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) in which the chief executive office of each such person is located, any offices of such persons in which records have been kept relating to accounts receivable and the other jurisdictions in which Uniform Commercial Code filings (or equivalent filings) are to be made pursuant to the preceding paragraph, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 of the Original Credit Agreement or have been released.

     (i) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Original Closing Date and duly executed by a Responsible Officer of the Company.

     (j) (i) Each of the Security Documents, in form and substance satisfactory to the Lenders, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02 to the Original Credit Agreement, (iii) each of such Security Documents shall have been filed and recorded in the recording office as specified on Schedule 3.19(d) of the Original Credit Agreement (or a lender's title insurance policy, in form and substance acceptable to the Collateral Agent, insuring such Security Document as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.02 of the Original Credit Agreement) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02 of the Original Credit Agreement, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders.

     (k) The Guarantee Agreement shall have been duly executed by the parties thereto, shall have been delivered to the Collateral Agent and shall be in full force and effect; provided that to the extent to do so would cause adverse tax consequences to the Company, no Foreign Subsidiary shall be required to guarantee any obligation of the Company or any Domestic Subsidiary.

     (l) The Indemnity, Subrogation and Contribution Agreement shall have been duly executed by the parties thereto, shall have been delivered to the Collateral Agent and shall be in full force and effect.

     (m) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section
5.02 of the Original Credit Agreement and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Agents.

     (n) The Lenders shall be reasonably satisfied as to the amount and nature of any environmental exposures to which the Company or any of the Subsidiaries may be subject and with the Company's plans with respect thereto.

     (o) The IDP Transactions shall be consummated simultaneously with the initial Credit Event under the Original Credit Agreement in accordance with applicable law and the IDP Purchase Agreement (without giving effect to any material waiver or modification thereof not approved by the Lenders); and (i) the Lenders shall be satisfied with any changes from the pro forma capitalization and structure described in the confidential information memorandum dated March 2000 and prepared in connection with the IDP Transactions and (ii) the sources and uses of funds to finance the IDP Transaction shall be consistent with those described in such confidential information memorandum or, if not so consistent, shall otherwise be reasonably satisfactory to the Lenders.

     (p) The Company and FFBV, respectively, shall have received (i) $285,899,400 in gross cash proceeds from the issuance of the Dollar Subordinated Notes and (ii) euro 98,586,000 in gross cash proceeds from the issuance of the Euro Subordinated Notes in a public offering or in a Rule 144A or other private placement to one or more holders reasonably satisfactory to the Agents, and the terms and conditions of the Subordinated Notes shall be materially consistent with the terms and conditions described in Confidential Information Memorandum.

     (q) The Original Existing Debt shall have been repaid in full, all commitments thereunder terminated and all guarantees thereof and security therefor released and, after giving effect to the IDP Transactions and the other transactions contemplated by the Original Credit Agreement, the Company and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) Indebtedness under the Loan Documents, (ii) the Subordinated Notes and (iii) other Indebtedness set forth on Schedules 6.01(a), (d), (e),
(f), (g) and 6.04 of the Original Credit Agreement.

     (r) The Lenders shall have received audited consolidated balance sheets and related statements of income, stockholders' equity (in the case of the Borrower) and cash flows of the Borrower and IDP for the 1997, 1998 and 1999 fiscal years (which audits for IDP shall be reasonably satisfactory to the Lenders) and of Invatec for the 1999 fiscal year.

     (s) The Lenders shall have received a pro forma income statement and a pro forma balance sheet of the Borrower for the 1999 fiscal year, after giving effect to the IDP Transactions and the other transactions contemplated hereby, which financial statements shall not be materially inconsistent with those previously provided to the Lenders.

     (t) There shall be no litigation or administrative proceeding that could reasonably be expected to have a Material Adverse Effect.

     (u) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions.


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                                                                            68

     SECTION 4.03. First Amended and Restated Credit Agreement Closing Date. The obligations of the Lenders to make the Incremental Tranche A Term Loans and the Tranche C Term Loans pursuant to the terms hereof are subject to the satisfaction of the conditions set forth in Section 6 of the Second Amendment.

                                  ARTICLE V

                             Affirmative Covenants

     The Company covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Company will, and will cause each of the Subsidiaries to:

     SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section
6.05 and except, with respect to any Subsidiary, where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of the business of the Company and its Subsidiaries taken as a whole; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations (including (i) all Environmental Laws and (ii) any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

     SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

     (b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable endorsement, in form and substance satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the First Amended and Restated Credit Agreement Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Company or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Company, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a "Replacement Cost Endorsement," without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days' prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

     (c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a "Zone 1" area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

     (d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the "broad form CGL endorsement" and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $50,000,000, naming the Collateral Agent as an additional insured, on forms satisfactory to the Collateral Agent.

     (e) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Company; and promptly deliver to the

Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

     SECTION 5.03. Obligations and Taxes. Pay its Indebtedness promptly and in accordance with their terms and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien, and (d) in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

     SECTION 5.04. Financial Statements, Reports, etc. In the case of the Company, furnish to the Administrative Agent:

     (a) within 100 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

     (b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders' equity and cash flows showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, compared with the consolidated budget for such fiscal quarter as well as the results of its operations and the operations of its Subsidiaries in the corresponding quarter from the prior fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

     (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) and certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Company's calculation of Excess Cash Flow;

     (d) at least 10 days prior to the commencement of each fiscal year of the Company, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each quarter of such fiscal year and as of the end of and for such fiscal year and describing the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

     (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

     (f) promptly after the receipt thereof by the Company or any of its Subsidiaries, a copy of any final "management letter" received by any such person from its certified public accountants and the management's response thereto; and

     (g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

     SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, each Issuing Bank and each Lender prompt written notice of the following:

     (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding $5,000,000;

     (d) any notice from S&P or Moody's indicating the possibility of an adverse change in the credit ratings applicable to the Company or any of its Indebtedness assigned by S&P or Moody's and promptly after the Company obtains knowledge of any change in the rating established by S&P or Moody's, as applicable, with respect to the Debt Rating, a notice of such change, which notice shall specify the new rating, the date on which such change was publicly announced, and such other information with respect to such change as the Administrative Agent may reasonably request;

     (e) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party's corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) jurisdiction of organization of any Loan Party, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party's identity or corporate structure or (iv) in any Loan Party's Federal Taxpayer Identification Number. The Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Company also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

     (b) Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the First Amended and Restated Credit Agreement Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

     SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Company or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Company or any Subsidiary with the officers thereof and independent accountants therefor; provided that any such visit or inspection does not interfere with the normal operation of such business conducted at the properties.

     SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in the preamble to this Agreement.

     SECTION 5.09. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Agents may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the First Amended and Restated Security

Documents. The Company will cause any subsequently acquired or organized Domestic Subsidiary (other than Finsub) to execute a First Amended and Restated Guarantee Agreement, First Amended and Restated Indemnity Subrogation and Contribution Agreement and each applicable First Amended and Restated Security Document in favor of the Collateral Agent. In addition, from time to time, the Company will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Company and its Subsidiaries (including real and other properties acquired subsequent to the First Amended and Restated Credit Agreement Closing Date but excluding Program Receivables sold to Finsub pursuant to the Receivables Program Documentation)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Company shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Company agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

     (a) In the event that any one or more of the Designated Properties continues to be owned by the Company or any Domestic Subsidiary and is not subject to a definitive contract for its sale by December 31, 2002, or, in the event the Borrower determines not to sell or otherwise dispose of any Designated Property, within 90 days of such decision, if earlier, execute any and all documents, financing statements, agreements and instruments, and take all action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders or the Agents may reasonably request, in order to grant, preserve, protect and perfect a valid and first priority security interest in each such Designated Property in favor of the Collateral Agent for the ratable benefit of the Secured Parties.

     (b) Within 60 days after the Amended and Restated Credit Agreement Closing Date, the Company shall deliver or cause to be delivered to the Collateral Agent such share certificates, corporate records, instruments and other documents as shall be necessary to perfect under the laws of the relevant jurisdictions the pledge of capital stock or other equity interests of the Foreign Subsidiaries and other foreign companies listed on Schedule II to the First Amended and Restated Pledge Agreement to the extent the same were not heretofore delivered to Collateral Agent pursuant to the Original Credit Agreement.

     (c) Within 30 days after the Amended and Restated Credit Agreement Closing Date (subject to extension for up to an additional 30 days with the approval of the Administrative Agent), Company shall deliver to Collateral Agent (i) a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be requested by the Collateral Agent and the Lenders, insuring the new Mortgages delivered pursuant to Section 6D of the Second Amendment as valid first liens on the Mortgaged Properties identified therein, free of Liens other than those permitted under Section 6.02, and (ii) endorsements to the title policies delivered under the Original Credit

Agreement insuring the Liens insured thereby remain valid first liens on the Mortgaged Properties identified therein following recordation of the mortgage modifications delivered pursuant to Section 6E of the Second Amendment, free of Liens other than those permitted under Section 6.02, together, in each case, with legal opinions required to be furnished pursuant to the terms of the new Mortgages or as reasonably requested by the Collateral Agent.

     SECTION 5.10. Interest Rate Protection. The Company shall maintain the lesser of (a) $375,000,000 in principal amount and (b) 50% of its long-term Indebtedness as Indebtedness bearing a fixed rate of interest, whether pursuant to Hedging Agreements (which shall be acceptable to the Agents) or otherwise.

                                  ARTICLE VI

                              Negative Covenants

     The Company covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Company will not, and will not cause or permit any of the Subsidiaries to:

     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

     (a) Indebtedness for borrowed money existing on the date hereof and set forth in Schedules 6.01(a), (d), (e), (f) and (g), and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, the weighted average life to maturity of such Indebtedness is not decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms not less favorable to the Lenders, and no Loan Party (unless the original obligor in respect of such Indebtedness) becomes an obligor with respect thereto;

     (b) Indebtedness created hereunder and under the other Loan Documents;

     (c) Intercompany Indebtedness of the Company and the Subsidiaries to the extent permitted by Section 6.04(c);

     (d) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that
(i) such Indebtedness is incurred prior to or within 90 days after such acquisition or within 90 days after the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e) and outstanding

Indebtedness listed on Schedules 6.01(d) and 6.01(e), shall not exceed $25,000,000 at any time outstanding;

     (e) Capital Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d) and outstanding Indebtedness listed on Schedules 6.01(d) and 6.01(e), not in excess of $25,000,000 at any time outstanding; (f) Indebtedness under industrial revenue bonds in an aggregate principal amount, when combined with the outstanding principal amounts of industrial revenue bonds listed on Schedule 6.01(f), not to exceed $20,000,000 at any time outstanding;

     (g) Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount, when combined with the outstanding principal amount of all Indebtedness listed on Schedule 6.01(g), not to exceed $25,000,000 at any time outstanding and Guarantees thereof by other Foreign Subsidiaries (other than Loan Parties);

     (h) in respect of the Company, unsecured Guarantees of Indebtedness of Subsidiaries permitted to be incurred pursuant to this Agreement, provided that if such Indebtedness is subordinated to the Obligations, the Guarantee thereof by the Company shall be subordinated on terms no less favorable to the Lenders;

     (i) Indebtedness of (x) the Company under the Dollar Subordinated Notes in an aggregate principal amount not to exceed $188,500,000, and the senior subordinated Guarantees thereof by the Guarantors, and (y) FFBV under the Euro Subordinated Notes in an aggregate principal amount not to exceed euro 65,000,000, and the senior subordinated Guarantees thereof by the Guarantors (other than FFBV) and the Company, in each case less the amount of any prepayments or repurchases thereof after the First Amended and Restated Credit Agreement Closing Date;

     (j) Indebtedness of Finsub incurred pursuant to the Receivables Program Documentation in an amount not exceeding $200,000,000 in the aggregate at any time outstanding;

     (k) in respect of the Company and Guarantors and after March 31, 2001, Guarantees of loans, in an aggregate amount outstanding at any time not to exceed $30,000,000, made by third parties to employees who are participants in the Company's stock purchase program, if implemented, to enable such employees to purchase common stock of the Company;

     (l) Indebtedness or other contingent obligations (including obligations as an account party under any letter of credit), solely in respect of surety and performance bonds, bank guarantees and similar obligations in respect of contractual obligations of the Company or its Subsidiaries, provided that such obligations are (i) incurred in the ordinary course of business of the Company and the Subsidiaries and (ii) except as expressly permitted under Section 6.02(l), unsecured;

     (m) Indebtedness in respect of the ABN Standby Credit in an aggregate amount outstanding at any time not to exceed $10,000,000;

     (n) Indebtedness in respect of the Fifth Third Letters of Credit, but not any renewals, extensions or replacements thereof;

     (o) Indebtedness constituting New Subordinated Debt in an aggregate principal amount not to exceed $250,000,000; and

     (p) other unsecured Indebtedness of the Company or the Subsidiaries (other than Foreign Subsidiaries) in an aggregate principal amount not exceeding $25,000,000 at any time outstanding.

     SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

     (a) Liens on property or assets of the Company and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that to the extent such Liens secure obligations, they shall secure only those obligations which they secure on the date hereof and any extensions, renewals or replacements thereof to the extent the same are permitted under Section 6.01;

     (b) any Lien created under the Loan Documents, including Liens created under the First Amended and Restated Security Documents to secure the Pari Passu Exposure, Hedging Agreements entered into with Lenders or Affiliates of Lenders, and the Guarantees described in Section 6.01(k);

     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien does not (A) materially interfere with the use, occupancy and operation of any Mortgaged Property, (B) materially reduce the fair market value of such Mortgaged Property but for such Lien or (C) result in any material increase in the cost of operating, occupying or owning or leasing such Mortgaged Property;

     (d) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

     (e) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

     (f) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

     (g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

     (i) Liens on fixed or capital assets hereafter acquired (or, in the case of improvements, constructed) by the Company or any Subsidiary; provided that
(i) such Liens secure Indebtedness permitted by Section 6.01, (ii) such Liens are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (iii) except in the case of Capital Lease Obligations, the Indebtedness secured thereby does not exceed 90% of the lesser of the cost or the fair market value of such fixed or capital asset at the time of such acquisition (or construction) and (iv) such Liens do not apply to any other property or assets of the Company or any Subsidiary;

     (j) Liens on the property of Finsub incurred pursuant to the Receivables Program Documentation;

     (k) Liens arising out of judgments or awards that do not constitute an Event of Default under Article VIII, subsection (i) or in respect of which the Company or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $10,000,000 at any time outstanding; and

     (l) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets which constitute Collateral or the capital stock of any of the Subsidiaries, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness (x) incurred by such Foreign Subsidiary pursuant to Section 6.01(g) or (y) of up to $5,000,000 in the aggregate incurred by Foreign Subsidiaries pursuant to Section 6.01(l).

     SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections
6.01 and 6.02, respectively.

     SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

     (a) (i) investments by the Company and the Subsidiaries existing on the date hereof in the capital stock or other equity interests of the Subsidiaries, (ii) investments in an aggregate amount not to exceed $30,000,000, the proceeds of which are used, directly or indirectly, to acquire from

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                                                                            78


any third-party joint venture participant all such participant's interest in a joint venture, with the result that the joint venture becomes a wholly owned subsidiary, (iii) additional investments by the Company and the Subsidiaries in the capital stock or other equity interests of the Subsidiaries; provided that (A) any such capital stock or other equity interests held by a Loan Party shall be pledged pursuant to the First Amended and Restated Pledge Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to in Section 4.02(f)) and (B) the aggregate amount of equity investments made after the Original Closing Date pursuant to this clause (iii) by Loan Parties in Subsidiaries that are not Loan Parties shall not exceed $25,000,000 at any time outstanding; and (iv) additional investments in the Captive Insurance Company;

     (b) Permitted Investments;

     (c) (i) intercompany loans and advances existing on the Original Closing Date (after giving effect to the IDP Transactions and the financing therefor) and set forth on Schedule 6.04 and renewals, refinancings, substitutions and replacements of such intercompany loans and advances to the extent the aggregate principal amount of all such loans and advances is not increased and, no such renewal, refinancing, substitution or replacement shall involve a cash transfer from Company or a Guarantor to a Subsidiary that is not a Guarantor unless the loan or advance being renewed, refinanced, substituted or replaced has been repaid in cash in an amount at least equal to such cash transfer; (ii) other loans or advances made by the Company or one or more of the Guarantors to one or more Foreign Subsidiaries on the First Amended and Restated Credit Agreement Closing Date the proceeds of which are used to pay a portion of the consideration for the Acquisition pursuant to the Invensys Purchase Agreement (provided that the Company shall provide Administrative Agent with a schedule of such loans and advances promptly following the First Amended and Restated Credit Agreement Closing Date), and renewals, refinancings, substitutions and replacements of such intercompany loans and advances to the extent the aggregate principal amount of all such loans and advances is not increased and, no such renewal, refinancing, substitution or replacement shall involve a cash transfer from Company or a Guarantor to a Subsidiary that is not a Guarantor unless the loan or advance being renewed, refinanced, substituted or replaced has been repaid in cash in an amount at least equal to such cash transfer; (iii) other loans or advances made by the Company to any Subsidiary and made by any Subsidiary to the Company or any other Subsidiary; provided that the amount of such loans and advances made pursuant to this clause (iii) by Company or a Guarantor to Subsidiaries that are not Guarantors shall not exceed $25,000,000 at any time outstanding; and
(iv) other loans or advances made by the Company or a Guarantor to a Foreign Subsidiary ("Outbound Debts"); provided that (A) within 10 Business Days of the making of any such loan or advance by Company or Guarantor to a Subsidiary that is not a Guarantor, one or more of the Foreign Subsidiaries shall return an equivalent amount of funds to one or more of the Company and the Guarantors ("Inbound Distributions") by way of (x) a dividend or return of capital or (y) a loan or advance to the Company or a Guarantor, which loan or advance shall be subordinated in right of payment to the Obligations in a manner satisfactory to the Administrative Agent and (B) the aggregate amount of Outbound Debts outstanding at any time to Subsidiaries that are not Guarantors shall not exceed the aggregate amount of Inbound Distributions from Subsidiaries that are not Guarantors by more than $100,000,000 at any time. In the case of each loan or advance permitted under clauses (i),(ii), (iii) or
(iv) above, such loan or advance shall be permitted under this Section 6.04 only if evidenced by a promissory note (in form and substance


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                                                                            79

satisfactory to the Agents) which promissory note shall be pledged to the Collateral Agent as security for the Obligations pursuant to the First Amended and Restated Pledge Agreement. In addition to the foregoing, the Company or a wholly owned subsidiary may own the Defeased IRBs;

     (d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

     (e) the Company and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding shall not exceed $5,000,000;

     (f) the Company may enter into Hedging Agreements that (i) are required by Section 5.10 or (ii) are not speculative in nature, are entered into in the ordinary course of business and are related to interest rate hedging for floating interest rate exposure or hedging of bookings, sales, income and dividends derived from the foreign operations of the Company or any Subsidiary or otherwise related to purchases from foreign suppliers;

     (g) the Company or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 100% of the capital stock or other equity interests of a person (referred to herein as the "Acquired Entity"); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such capital stock or other equity interest by, or proxy contest initiated by, the Company or any Subsidiary;
(ii) the Acquired Entity shall be a going concern, shall be in a similar line of business as that of the Company and the Subsidiaries as conducted during the current and most recent calendar year and shall have had positive Consolidated EBITDA over the twelve month period preceding the Acquisition; and (iii) at the time of such transaction (A) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; (B) the Company would be in compliance with the covenants set forth in Sections 6.11 and 6.12 and the Leverage Ratio shall be at least 25 basis points below the maximum Leverage Ratio permitted at the time pursuant to Section 6.13, in each case as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b) have been delivered or for which comparable financial statements have been filed with the Securities and Exchange Commission, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(g) occurring after such period) as if such transaction had occurred as of the first day of such period; (C) after giving effect to such acquisition, there must be at least $60,000,000 of unused and available Revolving Credit Commitments; and (D) the aggregate of the consideration paid in connection with all such acquisitions (including any Indebtedness of the Acquired Entity that is assumed by the Company or any Subsidiary following such acquisition) shall not exceed (x) in the event that the Company's Leverage Ratio calculated as provided under clause (iii) (B) above is greater than 2.5 to 1.0, $50,000,000 for all such acquisitions, and
(y) in the event that the Company's Leverage Ratio calculated as provided under clause (iii) (B) above is equal to or less than 2.5 to 1.0, $100,000,000 in any fiscal year of the Company, which amount may be increased in any fiscal year (to an amount not to exceed $150,000,000) by the amount of consideration


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                                                                            80

for any such acquisition in such fiscal year consisting solely of common stock of the Company (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(g) and the Acquisition (which shall not be subject to such criteria nor shall the consideration paid therefor apply for purposes of clause (D), above) being referred to herein as a "Permitted Acquisition"). All pro forma calculations required to be made pursuant to this Section 6.04(g) shall (i) include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, are reviewed by the Company's independent certified public accountants and are based on reasonably detailed written assumptions reasonably acceptable to the Agents and (ii) be certified to by a Financial Officer as having been prepared in good faith based upon reasonable assumptions;

     (h) the Acquisition may be consummated on the First Amended and Restated Credit Agreement Closing Date pursuant to the Invensys Purchase Agreement;

     (i) in addition to investments permitted by clauses (a) through (h) above, additional investments, loans and advances by the Company and the Subsidiaries (other than equity investments in Foreign Subsidiaries) so long as the aggregate amount invested, loaned or advanced pursuant to Section 6.04(h) of the Original Credit Agreement and this paragraph (i) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $10,000,000 in the aggregate.

     SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions.
(a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets of the Company or the Subsidiary Borrower (unless, in the case of the Subsidiary Borrower, the Incremental Tranche A Term Loans have been paid in full) (in each such case, whether now owned or hereafter acquired) or any capital stock of any Subsidiary (except as permitted by Section 6.05(b), below), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Company and any Subsidiary may purchase and sell inventory in the ordinary course of business,
(ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any wholly owned subsidiary of the Company may merge into the Company in a transaction in which the Company is the surviving corporation and (y) any wholly owned subsidiary of the Company (other than the Subsidiary Borrower, unless the Incremental Tranche A Term Loans have been paid in full) may merge into or consolidate with any other wholly owned subsidiary of the Company in a transaction in which the surviving entity is a wholly owned subsidiary of the Company (and a Loan Party, if the merged subsidiary was a Loan Party) and no person other than the Company or a wholly owned subsidiary of the Company receives any consideration, (iii) the Acquisition may be consummated, (iv) the Company and the Subsidiaries may make Permitted Acquisitions (including by way of merger of a person or persons into the Company or a Subsidiary), (v) any Subsidiary (other than the Subsidiary Borrower, unless the Incremental Tranche A Term Loans have been paid in full) may be liquidated if the assets and liabilities of such Subsidiary have been (or as a result of such liquidation are) assigned to and assumed by the Company or another Subsidiary (which must be a Loan Party if the liquidated Subsidiary is a Loan Party) in a manner permitted hereunder, (vi) any Loan Party (other than the Company) may sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or substantially all of the assets of such Loan Party to another Loan Party and
(vii) the Company or any Subsidiary may sell Program Receivables to Finsub, and Finsub may sell Program Receivables pursuant to the Receivables Program Documentation.

     (b) Engage in any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) except with respect to Asset Sales of Designated Properties, such consideration is at least equal to the fair market value (as certified by a Responsible Officer of the Company or, in the case of an asset with a fair market value in excess of $20,000,000, determined in good faith by the board of directors of the Company) of the assets being sold, transferred, leased or disposed of and (iii) except with respect to Asset Sales of Designated Properties, the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed (i) $50,000,000 in any fiscal year or (ii) $150,000,000 in the aggregate from and after the Original Closing Date, provided that the limitations set forth in this clause
(iii) shall not apply to the non-recourse factoring of accounts receivable by Foreign Subsidiaries, provided that the aggregate outstanding amount of accounts receivable (assuming each such account receivable remains outstanding for the number of days provided in the applicable invoice for non-delinquent payment) at any time which have been so factored since the Original Closing Date shall not exceed $50,000,000. Any Asset Sale by a Subsidiary of all or substantially all of its assets and permitted by this Section 6.05 may be effected by a sale of all of the capital stock of such Subsidiary.

     (c) Engage in any Asset Swap otherwise permitted by Section 6.05(a) unless all of the following conditions are met: (i) such exchange complies with the definition of Asset Swap, (ii) if the fair market value of the assets transferred exceeds $25,000,000, the board of directors of the Company approves such exchange and the Company secures an appraisal given by an unaffiliated third party in form and substance reasonably satisfactory to the Administrative Agent, (iii) the fair market value of all assets of the Company and the Subsidiaries transferred pursuant to Asset Swaps since the Original Closing Date shall not exceed $100,000,000 in the aggregate and (iv) the fair market value of any property or assets received is at least equal to the fair market value of the property or assets so transferred.

     SECTION 6.06. Dividends and Distributions; Restrictive Agreements. (a) Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its capital stock or set aside any amount for any such purpose (a "Restricted Payment"); provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its shareholders, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Company may repurchase shares of its capital stock owned by employees of the Company or the Subsidiaries or make payments to employees of the Company or the Subsidiaries in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives upon termination of employment or in connection with the death or disability of such employees, in an aggregate amount not to exceed $5,000,000 in any fiscal year, (iii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Company may repurchase shares of its capital stock for contribution to employee benefit plans maintained by the Company and the

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                                                                            82

Subsidiaries, in an aggregate amount not to exceed $5,000,000 in any fiscal year and (iv) so long as the Company has obtained and maintains Investment Grade Ratings, and so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Company may make Restricted Payments in an amount not to exceed in the aggregate 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Investment Grade Ratings are obtained to the end of the most recent fiscal quarter for which financial statements have been delivered to the Lenders pursuant to Section 5.04(a) or (b) prior to the date of such Restricted Payment.

     (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company, the Subsidiary Borrower or any other Subsidiary or to Guarantee Indebtedness of the Company, the Subsidiary Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or Subordinated Note Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on Finsub under the Receivables Program Documentation, (D) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (E) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (F) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

     SECTION 6.07. Transactions with Affiliates. Except for transactions by or among Company and Guarantors sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) the Company or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) reasonable and customary fees may be paid to members of the Board of Directors, officers, employees and consultants of the Company and the Subsidiaries for services rendered to the Company or any such Subsidiary in the ordinary course of business, together with customary indemnities in connection therewith and in accordance with applicable law, (c) dividends and other payments permitted to be made under Section 6.06 will be permitted, (d) the Company, Finsub and the other Subsidiaries may consummate the transactions contemplated by the Receivables Program Documentation, (e) the Company and the Subsidiaries may enter into intercompany transactions permitted by Sections 6.04, (f) the Company and the Subsidiaries may incur intercompany indebtedness permitted by Section 6.01 and (g) the Company and the Subsidiaries may consummate the Transactions.

     SECTION 6.08. Business of Company and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by the Company and the Subsidiaries and business activities reasonably incidental thereto, which, in the case of Finsub, shall be limited solely to performing its obligations under the Receivables Program Documentation and, in the case of FFBV, shall be limited solely to performing its obligations under the Subordinated Note Documents and the Loan Documents; provided, however, Company shall be entitled to create a wholly-owned subsidiary engaged solely in the business of providing the insurance coverage required under Section
5.02 hereof solely to the Company and the Subsidiaries, so long as such subsidiary is adequately capitalized to satisfy the requirements of Section
5.02 and investments therein do not exceed $1,000,000 in the aggregate (a "Captive Insurance Company").

     SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Company, the Subsidiary Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Company, the Subsidiary Borrower, any of the Subsidiaries or the Lenders.

     (b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any subordinated Indebtedness (including the Subordinated Notes), or (ii) pay in cash any amount in respect of any Indebtedness or preferred equity interests that may at the obligor's option be paid in kind or in other securities; provided that the Borrower was permitted to repurchase and/or prepay the Subordinated Notes to the extent provided in the final proviso of Section 2.13(c) of the Original Credit Agreement.

     SECTION 6.10. Capital Expenditures. Until such time as the Company obtains, and during any period in which the Company does not maintain, Investment Grade Ratings, permit the aggregate amount of Capital Expenditures made by the Company and the Subsidiaries in any fiscal year, to exceed $65,000,000 in the aggregate.

The amount of permitted Capital Expenditures set forth above in respect of any fiscal year commencing with the fiscal year ending on December 31, 2001, shall be increased (but not reduced) by (i) the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year less (ii) an amount equal to unused Capital Expenditures carried forward to such preceding fiscal year.

     SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending during any period set forth below to be less than the ratio set forth opposite such period below:

                           Period                               Ratio

         From and including September 30, 2001                  2.00x
         through and including September 29, 2002

         From and including September 30, 2002                  2.25x
         through and including September 29, 2003

         From and including September 30, 2003                  3.00x
         through and including September 29, 2005

         Thereafter                                             4.00x


     SECTION 6.12. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending during any period set forth below to be the less than the ratio set forth opposite such period below:

                           Period                               Ratio

          From and including September 30, 2000                 1.10 to 1.00
          through and including December 30, 2005

          From and including December 31, 2005 through and      1.15 to 1.00
          including September 29, 2006

          Thereafter                                            1.20 to 1.00

     SECTION 6.13. Maximum Leverage Ratio. Permit the Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

                           Period                               Ratio

          From and including June 30, 2002                      4.00x
          through and including June 29, 2003

          From and including June 30, 2003                      3.75x
          through and including December 30, 2003

          From and including December 31, 2003                  3.50x
          through and including June 29,  2004

          From and including June 30, 2004                      3.25x
          through and including September 29, 2004

          From and including September 30, 2004                 3.00x
          through and including March 30, 2005

          Thereafter                                            2.50x

     SECTION 6.14. Designated Senior Indebtedness. Designate any Indebtedness as "Designated Senior Indebtedness" for purposes of either the Dollar Subordinated Note Indenture or the Euro Subordinated Note Indenture.

     SECTION 6.15. Fiscal Year. With respect to the Company, change its fiscal year-end to a date other than December 31; provided that the Company may use a 52/53 week fiscal year ending around December 31.

                                 ARTICLE VII

                               Events of Default

     In case of the happening of any of the following events ("Events of Default"):

     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

     (b) default shall be made in the payment in the applicable currency of any principal of any Loan or the reimbursement with respect to any L/C Disbursement (after giving effect to the reimbursement of the applicable Issuing Bank out of the proceeds of a Revolving Loan or Swingline Loan pursuant to Section 2.02(f) or Section 2.22(c), respectively) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     (c) default shall be made in the payment in the applicable currency of any interest on any Loan or any Fee or L/C Disbursement or any other Obligation (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

     (d) default shall be made in the due observance or performance by a Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05 or 5.08 or in Article VI;

     (e) default shall be made in the due observance or performance by a Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 15 days after notice thereof from the Administrative Agent or any Lender to the Company;

     (f) a Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity;

     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Borrower or any Subsidiary (other than any Inactive Subsidiary), or of a substantial part of the property or assets of a Borrower or a Subsidiary (other than any Inactive Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law,
(ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Subsidiary (other than any Inactive Subsidiary) or for a substantial part of the property or assets of the Borrower or a Subsidiary (other than any Inactive Subsidiary) or (iii) the winding-up or liquidation of a Borrower or any Subsidiary (other than any Inactive Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (h) a Borrower or any Subsidiary (other than any Inactive Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Borrower or any Subsidiary (other than any Inactive Subsidiary) or for a substantial part of the property or assets of a Borrower or any Subsidiary (other than any Inactive Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

     (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against a Borrower, any Subsidiary (other than any Inactive Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of a Borrower or any Subsidiary (other than any Inactive Subsidiary) to enforce any such judgment;

     (j) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;

     (k) any Guarantee under the First Amended and Restated Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under its First Amended and Restated Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

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                                                                            87


     (l) any security interest purported to be created by any First Amended and Restated Security Document shall cease to be, or shall be asserted by the Company or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such First Amended and Restated Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the First Amended and Restated Pledge Agreement, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to file the documents submitted to the Collateral Agent by the Company for filing and except to the extent that such loss is covered by a lender's title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy;

     (m) any of the Obligations shall cease to constitute "Senior
Indebtedness" under and as defined in either the Dollar Subordinated Note Indenture or the Euro Subordinated Note Indenture; or

     (n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Company described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Company described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each of the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

                                 ARTICLE VIII

                                  The Agents

     SECTION 8.01. Appointment. (a) Each Lender hereby irrevocably (subject to
Section 8.03) appoints Bank of America, N.A. to act as Administrative Agent and Collateral Agent on behalf of the Lenders and the Issuing Banks and Credit Suisse First Boston to act as Syndication Agent. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee or

Issuing Bank and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Banks, without hereby limiting any implied authority, (i) to receive on behalf of the Lenders and the Issuing Banks all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or Issuing Bank its proper share of each payment so received; (ii) to give notice on behalf of each of the Lenders to the Company of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (iii) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Loan Party pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the First Amended and Restated Security Documents. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, no Agent shall have any duties or responsibilities except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     (b) The Issuing Banks shall act on behalf of the Lenders with respect to any Letters of Credit issued by them and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Banks shall have all of the benefits and immunities (i) provided to the Agents in this Article VIII with respect to any acts taken or omissions suffered by an Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent" as used in this Article VIII included Issuing Banks with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to Issuing Banks.

     SECTION 8.02. Liability of Agents. Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents, instruments or agreements. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to any Borrower or any other Loan Party on account of the failure of or delay in performance or breach by any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or a Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. Each of the Agents may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

     SECTION 8.03. Resignation and Replacement. Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor acceptable to the Company, such consent not to be unreasonably withheld; provided, however, that the consent of the Company shall not be required to any such appointment during the continuance of any Event of Default. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in the United States, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and
Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     SECTION 8.04. Agent in Individual Capacity. With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not an Agent.

     SECTION 8.05. Indemnification of Agents. Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on the aggregate amount of its outstanding Term Loans and its Revolving Credit Commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and disbursements, the allocated cost of internal legal services, all disbursements of internal counsel

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                                                                            90


and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrowers and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrowers or any other Loan Party, provided that no Lender shall be liable to an Agent or any such other indemnified person for any portion of such liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents. Each Revolving Credit Lender agrees to reimburse each Issuing Bank and its directors, employees and agents, in each case, to the same extent and subject to the same limitations as provided above for the Agents. In addition, each Lender shall promptly return to Administrative Agent the amount of any payment made to such Lender in anticipation of reciept of amounts due from a Borrower in the event such payment is not made by such Borrower as and when due (which amounts shall be returned to Administrative Agent with interest at the customary rate set by Administrative Agent for the correction of errors among banks).

     SECTION 8.06. No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

     SECTION 8.07. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except, in the case of the Administrative Agent, with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless such Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." An Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.


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                                                                            91

                                  ARTICLE IX

                                 Miscellaneous

     SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (a) if to the Company or the Subsidiary Borrower, to it at 222 W. Las Colinas Boulevard, Suite 1500, Irving, TX 75039, Attention of Ms. Renee Hornbaker (Telecopy No. (972) 443-6812);

     (b) if to the Administrative Agent:

     For payments and notices of borrowing, conversion and continuation:

                  Bank of America NA
                  Agency Services
                  901 Main Street
                  Mail Code TX1-492-14-11
                  Dallas,  TX 75202
                  ABA # 111000012
                  Account # 1292000883
                  Ref:  Flowserve
                  (Telecopy No. (214) 290-9558)
         For financial statements and other deliverables:

         Bank of America NA
         Agency Management
         901 Main Street
         Attention:  Ellery Smith
         Mail Code TX1-492-14-11
         Dallas,  TX 75202
         (Telecopy No. (214) 290-9433)

     (c) if to the Syndication Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010, Attention of Mr. James Moran (Telecopy No.
(212) 325-8615); and

     (d) if to a Lender, to it at its address (or telecopy number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

Electronic mail and internet and intranet websites may be used, but only to distribute routine communications, such as financial statements and other information required by Section 5.01, and to distribute Loan Documents or amendments or waivers thereto for execution by the parties thereto, and may not be used for any other purpose.

     SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

     SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Borrowers and the Administrative Agent and the conditions set forth in Section 6 of the Second Amendment have been satisfied, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, which shall include, in the case of a Lender, any entity resulting from a merger or consolidation; and all covenants, promises and agreements by or on behalf of each Borrower, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

     (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, (x) the Company and the Administrative Agent (and, in the case of any assignment of a Revolving Credit Commitment, the Issuing Banks and the Swingline Lender) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided, however, that the consent of the Company shall not be required to any such assignment during the continuance of any Event of Default, and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or, if

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                                                                            93

less, the entire remaining amount of such Lender's Commitment), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, however, that such processing and recordation fee shall not apply to any Assignment and Acceptances delivered to the Administrative Agent on or before the second Business Day following the First Amended and Restated Credit Agreement Closing Date (or, in the case of any Assignment and Acceptances by a Lender to an Affiliate or Related Fund thereof, on or before the tenth Business Day following such date) and shall not apply to assignments at any time by Administrative Agent or CSFB or their respective Affiliates and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance,
(A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

     (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any Subsidiary or the performance or observance by the Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;
(iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to
Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, the Issuing Banks, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above (if applicable) and, if required, the written consent of the Company, the Swingline Lender, the Issuing Banks and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders, the Issuing Banks and the Swingline Lender. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or outstanding Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as the Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

     (f) Each Lender may, without the consent of the Company, the Swingline Lender, the Issuing Banks or the Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders provided that the Borrowers shall not be required to reimburse the participating banks or other entities pursuant to Section 2.14, 2.16 or 2.20 in an amount in excess of the amount that would have been payable thereunder to such Lender had such Lender not sold such participation (provided that the foregoing proviso is not intended to apply to initial participations in the Incremental Tranche A Term Loans made to the Subsidiary Borrower purchased by Lenders having Incremental Tranche A Commitments pursuant to the last sentence of Section 2.01), (iv) a participating bank or other entity that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of
Section 2.20 unless the applicable Borrower is notified of the participation sold to such participating bank or other entity and such participating bank or other entity agrees, for the benefit of such Borrower, to comply with Section 2.20(e) (provided that the foregoing notice requirement is not intended to apply to initial participations in the Incremental Tranche A Term Loans made to the Subsidiary Borrower purchased by Lenders having Incremental Tranche A Commitments pursuant to the last sentence of Section 2.01), and (v) the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or all or any substantial part of the Collateral).

     (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company or the Subsidiaries furnished to such Lender by or on behalf of the Company or the Subsidiaries; provided that, prior to any such disclosure of information designated by a Company as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.17.

     (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender without the consent of either of the Company or the Administrative Agent; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

     (i) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to a Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization,

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                                                                            96


arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

     (j) The Borrower (as defined in the Original Credit Agreement) shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Banks and each Lender, and any attempted assignment without such consent shall be null and void.

     (k) The Subsidiary Borrower shall not assign or delegate any of its respective rights or duties thereunder except to the Company without the prior written consent of the Administrative Agent and each Lender that holds any Incremental Tranche A Term Loans made to the Subsidiary Borrower, and any attempted assignment without such consent shall be null and void.

     SECTION 9.05. Expenses; Indemnity. (a) The Company agrees to pay all out-of-pocket expenses, the allocated cost of internal legal services and disbursements of internal counsel incurred by the Agents, the Issuing Banks and the Swingline Lender in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of O'Melveny & Myers LLP, counsel for the Agents, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel (including the allocated costs of internal counsel) for the Agents or any Lender.

     (b) The Company agrees to indemnify the Agents, each Lender and each Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees, agents, trustees and investment advisors (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements and the allocated cost of internal legal services and disbursements of internal counsel, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the

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                                                                            97

foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the any Agent, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

     SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of a Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement (including, in the case of the Company, Article X hereof) and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section
9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower (as defined in the Original Credit Agreement) and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of the Fees due to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section, the definition of the term "Required Lenders" or release any Guarantor or all or any substantial part of the Collateral (except, in each case, any release expressly permitted by the Loan Documents), without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) change the rights of the Lenders holding Tranche C Term Loans to reject prepayments under Section 2.13(j) without the prior written consent of the Lenders holding a majority of the aggregate outstanding principal amount of the Tranche C Term Loans or modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Syndication Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Syndication Agent, such Issuing Bank or the Swingline Lender.

     SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such

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                                                                            99


Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

     SECTION 9.10. Entire Agreement. This Agreement, the Administrative Agent's Fee Letter, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

     SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in
Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

     SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.


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                                                                           100


     SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower or its properties in the courts of any jurisdiction.

     (b) Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.16. Judgment Currency. (a) The obligations of the Borrowers and the other Loan Parties hereunder and under the other Loan Documents to make payments in dollars or in any Alternative Currency (the "Obligation Currency") shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender or an Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender or Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against a Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in the Obligation Currency, the conversion shall be made at the Alternative Currency Equivalent or Dollar Equivalent, in the case of any Alternative Currency or dollars, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the "Judgment Currency Conversion Date").

     (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the applicable Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

     (c) For purposes of determining the Alternative Currency Equivalent or Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

     SECTION 9.17. Confidentiality. The Agents, each Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that any Agent, any Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to a potential assignee or participant of such Lender or any direct or indirect contractual counterparty in any swap agreement relating to the Loans or such potential assignee's or participant's or counterparty's advisors who need to know such Information (provided that any such potential assignee or participant or counterparty shall, and shall use commercially reasonable efforts to cause its advisors to, keep confidential all such Information on the terms set forth in this Section 9.17), (c) to the extent requested by any regulatory authority or quasi-regulatory authority such as the National Association of Insurance Commissioners (NAIC), (d) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (e) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.17 or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, "Information" shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by any Agent, any Issuing Bank or any Lender based on any of the foregoing) that are received from any Borrower and related to the Company or any of its Subsidiaries, any shareholder of the Company or any employee, customer or supplier of the Company or any of its Subsidiaries, other than any of the foregoing that were available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by any Borrower, and which are in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential. The provisions of this Section 9.17 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.

     SECTION 9.18. European Monetary Union. If, as a result of the further implementation of European monetary union, (a) any Alternative Currency (other than the euro) ceases to be lawful currency of the nation issuing the same and is replaced by the euro, then any amount payable hereunder by any party hereto in such currency shall instead be payable in euro and the amount so payable shall be determined by translating the amount payable in such currency to euro at the exchange rate recognized by the European Central Bank for the purpose of replacing such currency by the euro, or (b) any such Alternative Currency and the euro are at the same time recognized by the central bank or comparable authority of the nation issuing such currency as lawful currency of such nation, then (i) any Alternative Currency Letter of Credit issued at such time that would otherwise be denominated in such currency shall be denominated in euro and (ii) any other amount payable by any party hereto in such currency shall be payable in such currency or in euro (in an amount determined as set forth in clause (a)), at the election of the obligor.

     SECTION 9.19. Release of Collateral. (a) Notwithstanding any other provision of this Agreement or any Security Document, all Collateral held under any Security Document shall be released from the Liens created thereunder, in each case without representation, warranty or recourse of any nature, on a Business Day specified by the Company (the "Release Date"), and the provisions of Section 5.09 of this Agreement insofar as they relate to Collateral shall cease to be of any force or effect, upon satisfaction of the following conditions precedent:

          (i) the Company shall have given written notice to the Agents at least 30 days prior to the Release Date, specifying the proposed Release Date;

          (ii) as of the Release Date, the Company shall have obtained, and for a period of not less than 90 consecutive days, maintained Investment Grade Ratings;

          (iii) no Default or Event of Default shall have occurred and be continuing as of the Release Date; and

          (iv) on the Release Date, the Collateral Agent shall have received a certificate, dated the Release Date and executed on behalf of the Company by the President, a Vice President or a Financial Officer of the Company, confirming the satisfaction of the conditions set forth in clauses (ii) and
(iii) above.

     (b) Subject to the satisfaction of the conditions set forth in paragraph
(a) above, on or after the Release Date, the Lenders hereby expressly authorize the Collateral Agent to, and the Collateral Agent hereby agrees to, deliver the Pledged Securities (as defined in the Pledge Agreement) to the Company and to execute and deliver to the Company all such instruments and documents as the Company may reasonably request to effectuate, evidence or confirm the releases of Collateral provided for in this Section 9.19. Any execution and delivery of documents pursuant to this Section 9.19 shall be without recourse to or warranty by the Collateral Agent.

     (c) Without limiting the provisions of Section 9.05, the Company shall reimburse the Agents and the Lenders upon demand for all costs and expenses, including attorneys fees and disbursements and the allocated costs and disbursements of internal legal counsel, incurred by any of them in connection with any action contemplated by this Section 9.19.

                                  ARTICLE X

                               Company Guaranty

     SECTION 10.01. Guarantee. The Company unconditionally guarantees, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Incremental Tranche A Term Loans made to the Subsidiary Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary Obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary Obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Subsidiary Borrower under this Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all covenants, agreements, Obligations and liabilities of the Subsidiary Borrower under or pursuant to this Agreement and the other Loan Documents and
(c) unless otherwise agreed upon in writing by the applicable Lender party thereto, all Obligations of the Subsidiary Borrower, monetary or otherwise, under each Interest Rate Protection Agreement entered into with a counterparty that was a Lender at the time such Interest Rate Protection Agreement was entered into (all the monetary and other Obligations referred to in the preceding clauses (a) through (c) being collectively called the "Guarantied Obligations"). The Company further agrees that the Guarantied Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guarantied Obligation.

     SECTION 10.02. Guarantied Obligations Not Waived. To the fullest extent permitted by any applicable law, the Company waives presentment to, demand of payment from and protest to the Subsidiary Borrower of any of the Guarantied Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the Guarantied Obligations of Company hereunder shall not be affected by (a) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the Subsidiary Borrower or any other guarantor of the Guarantied Obligations, under any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document, any guarantee or any other agreement, or (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party.

     SECTION 10.03. Security. The Company authorizes the Collateral Agent and each of the other Secured Parties, to (a) take and hold security for the payment of the Guarantied Obligations pursuant to this Article X and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, other guarantors of other obligors.

     SECTION 10.04. Guarantee of Payment. Company further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any of the security held for payment of the Guarantied Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Subsidiary Borrower or any other person.

     SECTION 10.05. No Discharge or Diminishment of Guarantee. The Guarantied Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guarantied Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guarantied Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guarantied Obligations or otherwise. Without limiting the generality of the foregoing, the Guarantied Obligations hereunder shall not be discharged or impaired or otherwise affected by the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement or instrument, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guarantied Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Company or that would otherwise operate as a discharge of the Company as a matter of law or equity (other than the indefeasible payment in full in cash of all the Guarantied Obligations).

     SECTION 10.06. Defenses of Borrower Waived. To the fullest extent permitted by applicable law, the Company waives any defense based on or arising out of any defense of the Subsidiary Borrower or the unenforceability of the Guarantied Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Subsidiary Borrower, other than the final and indefeasible payment in full in cash of the Guarantied Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guarantied Obligations, make any other accommodation with the Subsidiary Borrower or any other guarantor or exercise any other right or remedy available to them against the Subsidiary Borrower or any other guarantor, without affecting or impairing in any way the liability of the Company under this Article X except to the extent the Guarantied Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, the Company waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Company against the Subsidiary Borrower or any other guarantor, as the case may be, or any security.

     SECTION 10.07. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against the Company under this Article X, upon the failure of the Subsidiary Borrower to pay any Guarantied Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Guarantied Obligations. Upon payment by the Company of any sums to the Collateral Agent or any Secured Party as provided above, all rights of the Company against the Subsidiary Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guarantied Obligations. In addition, any indebtedness of the Subsidiary Borrower now or hereafter held by Company is hereby subordinated in right of payment to the prior payment in full of the Guarantied Obligations. If any amount shall erroneously be paid to the Company on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Subsidiary Borrower, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

     SECTION 10.08. Information. The Company assumes all responsibility for being and keeping itself informed of the Subsidiary Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations and the nature, scope and extent of the risks that the Company assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise the Company of information known to it or any of them regarding such circumstances or risks.

     SECTION 10.09. Termination. The guarantees made hereunder (a) shall terminate when all the Guarantied Obligations have been indefeasibly paid in full and (b) shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any Guarantied Obligation is rescinded or must otherwise be restored by Collateral Agent, any Secured Party or Company upon the bankruptcy or reorganization of the Subsidiary Borrower, Company or otherwise.

     SECTION 10.10. Successors and Assigns. This Guaranty is a continuing guaranty and shall be binding upon the Company, the Collateral Agent and their successors and assigns and shall inure to the benefit of the Company, the Collateral Agent, the other Secured Parties and their respective successors and assigns. The Company shall not assign this Guaranty or any of the rights or obligations of the Company hereunder without the prior written consent of all Lenders. Subject to Section 9.04(b), any Secured Party may, without notice of consent, assign its interest in this Article X in whole or in part. The terms and provisions of this Article X shall inure to the benefit of any assignee or transferee of any rights and obligations under this Agreement, and in the event of such transfer or assignment the rights and privileges herein conferred upon Collateral Agent and Secured Parties shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

                           [Signatures on Next Page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    FLOWSERVE CORPORATION,

                                    by
                                       ----------------------------------
                                       Name:
                                       Title:



                                    CREDIT SUISSE FIRST BOSTON,
                                    individually and as Syndication Agent,


                                    by
                                       ----------------------------------
                                       Name:
                                       Title:


                                    by
                                       ----------------------------------
                                       Name:
                                       Title:



                                    BANK OF AMERICA, N.A.,
                                    individually and as Administrative Agent,
                                    Collateral Agent and Swingline Lender

                                    by
                                       ----------------------------------
                                       Name:
                                       Title:


                                    [Signature Blocks for Lenders]

                               SCHEDULE 1.01(d)


     Consolidated EBITDA, for any fiscal quarter ending on a date set forth below, shall be equal to the actual Consolidated EBITDA of the Company and IFC for such fiscal quarter plus the amount representing synergies and cost savings set forth opposite such fiscal quarter below:

           Date                                    Amount
           ----                                    ------

June 30, 2002                                    $15,000,000
September 30, 2002                               $15,000,000
December 31, 2002                                $15,000,000
March 31, 2003                                   $11,300,000
June 30, 2003                                    $7,500,000
September 30, 2003                               $3,800,000

                          FIRST AMENDED AND RESTATED
                               CREDIT AGREEMENT
                            dated as of May 2, 2002
                                     among

                            FLOWSERVE CORPORATION,
                     THE SUBSIDIARY BORROWER NAMED HEREIN,
                           THE LENDERS NAMED HEREIN,

                          CREDIT SUISSE FIRST BOSTON,
                             as Syndication Agent

                                      and

                            BANK OF AMERICA, N.A.,
                   as Administrative Agent, Swingline Lender
                             and Collateral Agent

                          CREDIT SUISSE FIRST BOSTON
                Joint Lead Book Manager and Joint Lead Arranger

                             BANK OF AMERICA, N.A.
                            Joint Lead Book Manager

                        BANC OF AMERICA SECURITIES LLC
                              Joint Lead Arranger

                              ABN AMRO BANK N.V.,
                                 BANK ONE, NA
                                      and
                           SALOMON SMITH BARNEY INC.
                Co-Documentation Agents for the Revolving Loans
                       and Original Tranche A Term Loans

                           BEAR STEARNS & CO., INC.
                                      and
                              MERRILL LYNCH & CO.
             Co-Documentation Agents for the Tranche C Term Loans

                               TABLE OF CONTENTS

                                                                            Page


                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.01.  Defined Terms...................................................2
SECTION 1.02.  Terms Generally................................................29
SECTION 1.03.  Classification of Loans and Borrowings.........................29
SECTION 1.04.  Exchange Rates.................................................30

                                  ARTICLE II

                                  THE CREDITS

SECTION 2.01.  Commitments....................................................30
SECTION 2.02.  Loans..........................................................30
SECTION 2.03.  Borrowing Procedure............................................32
SECTION 2.04.  Evidence of Debt; Repayment of Loans...........................33
SECTION 2.05.  Fees 34
SECTION 2.06.  Interest on Loans..............................................35
SECTION 2.07.  Default Interest...............................................35
SECTION 2.08.  Alternate Rate of Interest.....................................36
SECTION 2.09.  Termination and Reduction of Commitments.......................36
SECTION 2.10.  Conversion and Continuation of  Borrowings.....................37
SECTION 2.11.  Repayment of Term Borrowings...................................38
SECTION 2.12.  Prepayment.....................................................41
SECTION 2.13.  Mandatory Prepayments..........................................41
SECTION 2.14.  Reserve Requirements; Change in Circumstances..................43
SECTION 2.15.  Change in Legality.............................................45
SECTION 2.16.  Indemnity......................................................46
SECTION 2.17.  Pro Rata Treatment.............................................46
SECTION 2.18.  Sharing of Setoffs.............................................46
SECTION 2.19.  Payments.......................................................47
SECTION 2.20.  Taxes..........................................................47
SECTION 2.21.  Assignment of Commitments Under Certain Circumstances;
                 Duty to Mitigate.............................................48
SECTION 2.22.  Swingline Loans................................................49
SECTION 2.23.  Letters of Credit..............................................51

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Organization; Powers...........................................56
SECTION 3.02.  Authorization..................................................56
SECTION 3.03.  Enforceability.................................................56

                              TABLE OF CONTENTS
                                 (continued)


                                                                            Page


SECTION 3.04.  Governmental Approvals.........................................57
SECTION 3.05.  Financial Statements...........................................57
SECTION 3.06.  No Material Adverse Change.....................................57
SECTION 3.07.  Title to Properties; Possession Under Leases...................57
SECTION 3.08.  Subsidiaries...................................................58
SECTION 3.09.  Litigation; Compliance with Laws...............................58
SECTION 3.10.  Agreements.....................................................58
SECTION 3.11.  Federal Reserve Regulations....................................58
SECTION 3.12.  Investment Company Act; Public Utility Holding
                  Company Act.................................................59
SECTION 3.13.  Use of Proceeds................................................59
SECTION 3.14.  Tax Returns....................................................59
SECTION 3.15.  No Material Misstatements......................................59
SECTION 3.16.  Employee Benefit Plans.........................................59
SECTION 3.17.  Environmental Matters..........................................59
SECTION 3.18.  Insurance......................................................60
SECTION 3.19.  Security Documents.............................................60
SECTION 3.20.  Location of Real Property and Leased Premises..................61
SECTION 3.21.  Labor Matters..................................................61
SECTION 3.22.  Solvency.......................................................61

                                  ARTICLE IV

                             CONDITIONS OF LENDING

SECTION 4.01.  All Credit Events..............................................62
SECTION 4.02.  Original Closing Date..........................................62
SECTION 4.03.  First Amended and Restated Credit Agreement
                  Closing Date................................................66

                                  ARTICLE V

                             AFFIRMATIVE COVENANTS

SECTION 5.01.  Existence; Businesses and Properties...........................66
SECTION 5.02.  Insurance......................................................67
SECTION 5.03.  Obligations and Taxes..........................................68
SECTION 5.04.  Financial Statements, Reports, etc.............................68
SECTION 5.05.  Litigation and Other Notices...................................69
SECTION 5.06.  Information Regarding Collateral...............................70
SECTION 5.07.  Maintaining Records; Access to Properties
                  and Inspections.............................................70
SECTION 5.08.  Use of Proceeds................................................71
SECTION 5.09.  Further Assurances.............................................71
SECTION 5.10.  Interest Rate Protection.......................................72

                              TABLE OF CONTENTS
                                 (continued)


                                  ARTICLE VI

                              NEGATIVE COVENANTS

                                                                            Page


SECTION 6.01.  Indebtedness...................................................72
SECTION 6.02.  Liens..........................................................74
SECTION 6.03.  Sale and Lease-Back Transactions...............................75
SECTION 6.04.  Investments, Loans and Advances................................75
SECTION 6.05.  Mergers, Consolidations, Sales of Assets and
                  Acquisitions................................................78
SECTION 6.06.  Dividends and Distributions; Restrictive Agreements............79
SECTION 6.07.  Transactions with Affiliates...................................80
SECTION 6.08.  Business of Company and Subsidiaries...........................80
SECTION 6.09.  Other Indebtedness and Agreements..............................80
SECTION 6.10.  Capital Expenditures...........................................81
SECTION 6.11.  Interest Coverage Ratio........................................81
SECTION 6.12.  Fixed Charge Coverage Ratio....................................81
SECTION 6.13.  Maximum Leverage Ratio.........................................82
SECTION 6.14.  Designated Senior Indebtedness.................................82
SECTION 6.15.  Fiscal Year....................................................82

                                  ARTICLE VII

                               EVENTS OF DEFAULT


                                 ARTICLE VIII

                                  THE AGENTS

SECTION 8.01.  Appointment....................................................85
SECTION 8.02.  Liability of Agents............................................86
SECTION 8.03.  Resignation and Replacement....................................87
SECTION 8.04.  Agent in Individual Capacity...................................87
SECTION 8.05.  Indemnification of Agents......................................87
SECTION 8.06.  No Reliance....................................................88
SECTION 8.07.  Notice of Default..............................................88

                                  ARTICLE IX

                                 MISCELLANEOUS

SECTION 9.01.  Notices........................................................88
SECTION 9.02.  Survival of Agreement..........................................89
SECTION 9.03.  Binding Effect.................................................89

                              TABLE OF CONTENTS
                                 (continued)


                                                                            Page

SECTION 9.04.  Successors and Assigns.........................................89
SECTION 9.05.  Expenses; Indemnity............................................93
SECTION 9.06.  Right of Setoff................................................94
SECTION 9.07.  Applicable Law.................................................94
SECTION 9.08.  Waivers; Amendment.............................................94
SECTION 9.09.  Interest Rate Limitation.......................................95
SECTION 9.10.  Entire Agreement...............................................96
SECTION 9.11.  WAIVER OF JURY TRIAL...........................................96
SECTION 9.12.  Severability...................................................96
SECTION 9.13.  Counterparts...................................................96
SECTION 9.14.  Headings.......................................................96
SECTION 9.15.  Jurisdiction; Consent to Service of Process....................96
SECTION 9.16.  Judgment Currency..............................................97
SECTION 9.17.  Confidentiality................................................98
SECTION 9.18.  European Monetary Union........................................98
SECTION 9.19.  Release of Collateral..........................................99

                                   ARTICLE X

                               COMPANY GUARANTY

SECTION 10.01. Guarantee......................................................99
SECTION 10.02. Guarantied Obligations Not Waived.............................100
SECTION 10.03. Security......................................................100
SECTION 10.04. Guarantee of Payment..........................................100
SECTION 10.05. No Discharge or Diminishment of Guarantee.....................101
SECTION 10.06. Defenses of Borrower Waived...................................101
SECTION 10.07. Agreement to Pay; Subordination...............................101
SECTION 10.08. Information...................................................102
SECTION 10.09. Termination...................................................102
SECTION 10.10. Expenses......................................................102
SECTION 10.11. Successors and Assigns........................................102
SECTION 10.12. Further Assurances............................................102

                              TABLE OF CONTENTS
                                 (continued)

                                                                            Page


SCHEDULES:

Schedule 1.01(a)     --      Guarantors
Schedule 1.01(b)     --      Mortgaged Properties
Schedule 1.01(c)     --      Inactive Subsidiaries
Schedule 1.01(d)     --      Consolidated EBITDA
Schedule 1.01(e)     --      Existing Letters of Credit
Schedule 1.01(f)     --      Fifth Third Letters of Credit
Schedule 2.01        --      Commitments
Schedule 3.08        --      Subsidiaries
Schedule 3.09        --      Litigation
Schedule 3.17        --      Environmental Matters
Schedule 3.18        --      Insurance
Schedule 3.19(d)     --      Mortgage Filing Offices
Schedule 3.20(a)     --      Owned Real Property
Schedule 3.20(b)     --      Leased Real Property
Schedule 3.20(c)     --      Designated Properties
Schedule 4.02(a)     --      Local Counsel
Schedule 6.01(a)     --      Existing Indebtedness
Schedule 6.01(d)     --      Existing Purchase Money Indebtedness
Schedule 6.01(e)     --      Existing Capital Lease Obligations
Schedule 6.01(f)     --      Outstanding Industrial Revenue Bonds
Schedule 6.01(g)     --      Existing Indebtedness of Foreign Subsidiaries
Schedule 6.02        --      Existing Liens
Schedule 6.04        --      Existing Intercompany Loans

EXHIBITS:

Exhibit A           --      Administrative Questionnaire
Exhibit B           --      Assignment and Acceptance
Exhibit C           --      Borrowing Request